UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2014

Dear Viacom Stockholders:

We are pleased to invite you to attend the Viacom Inc. 2014 Annual Meeting of Stockholders. The meeting will be held on Monday, March 17, 2014 at Paramount Pictures located at 5555 Melrose Avenue, Hollywood, California, beginning at 4:00 p.m., Pacific Daylight Time.

At this year’s meeting, we will be electing 13 members of our Board of Directors, holding a non-binding advisory vote on the compensation of our named executive officers as described in our proxy statement, and selecting our independent public accountants.

To help reduce costs and the environmental impact of printing the proxy materials, we encourage you to take advantage of electronic delivery of proxy materials by following the instructions in the proxy statement. Stockholders who have not elected to receive proxy materials electronically or in print will receive in the mail a Notice of Internet Availability of Proxy Materials that tells you how to:

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Access the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 through http://proxymaterials.viacom.com; and

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Submit your vote if you hold shares of Class A common stock. Class A common stockholders can submit their vote by telephone, the Internet or in person at the Annual Meeting. Class A holders will also find instructions on how to vote their shares on their proxy card or voting instruction card.

We appreciate your continued support of Viacom and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE	PHILIPPE P. DAUMAN
Executive Chairman of the Board of Directors and Founder	President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The Viacom Inc. 2014 Annual Meeting of Stockholders will be held on Monday, March 17, 2014 at Paramount Pictures located at 5555 Melrose Avenue, Hollywood, California, beginning at 4:00 p.m., Pacific Daylight Time. At the meeting, we will consider:

1.	The election of the 13 director nominees identified in the proxy statement;

2.	The adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers, as described in the proxy statement under “Executive Compensation”;

3.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2014; and

4.	Such other business as may properly come before the meeting.

Holders of Class A common stock at the close of business on our record date of January 21, 2014 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

Holders of Class B common stock are not entitled to vote at the Annual Meeting, but are invited to attend the meeting and will receive the proxy materials for informational purposes.

National Amusements, Inc., which beneficially owned approximately 79.3% of the shares of Class A common stock as of our record date, has advised us that it intends to vote all of its shares of Class A common stock in accordance with the recommendations of the Board of Directors on each of the items of business identified above, which will be sufficient to constitute a quorum and to determine the outcome of each item under consideration.

If you plan to attend the Annual Meeting, you will need to obtain an admission ticket and present photo identification. Instructions on how to obtain an admission ticket are on page 3 of the proxy statement (“How do I gain admission to the Annual Meeting?”).

By order of the Board of Directors,

MICHAEL D. FRICKLAS

Executive Vice President, General Counsel and Secretary

January 24, 2014

  QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

2014 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of this proxy statement?

The Viacom Board of Directors (the “Board of Directors” or “Board”) is soliciting a proxy from each stockholder of our Class A common stock to vote on the items to be considered at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on March 17, 2014.

What is the Notice of Internet Availability of Proxy Materials?

The Notice of Internet Availability of Proxy Materials is a document that:

•

Indicates that our Stockholder Letter, Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended September 30, 2013 are available at http://proxymaterials.viacom.com;

•	Provides instructions on how Class A stockholders may vote their shares; and

•	Indicates how you may request printed copies of these materials, including, for holders of Class A common stock, the proxy card or voting instruction card.

We will begin distributing the Notice of Internet Availability of Proxy Materials on or about January 31, 2014.

What items of business will be voted on at the Annual Meeting?

At the meeting, we will consider:

1.	The election of the 13 director nominees identified in this proxy statement;

2.	The adoption, on an advisory basis, of a resolution approving the compensation of our named executive officers (“NEOs”), as described under “Executive Compensation” below; and
3.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2014.

Who is entitled to vote at the Annual Meeting?

If you are a holder of Class A common stock:

Holders of our Class A common stock as of the record date of January 21, 2014 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

If you are a holder of Class B common stock:

Holders of our non-voting Class B common stock are not entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting, and will receive this proxy statement and related materials for informational purposes.

VIACOM INC.  ï  2014 Proxy Statement    1

  QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

How does the Board of Directors recommend holders of Class A common stock vote on the business of the meeting?

The Board of Directors recommends that Class A stockholders vote their shares:

1.	“FOR” the election of each of the 13 director nominees identified in this proxy statement;
2.	“FOR” the adoption of the resolution approving the compensation of our NEOs; and

3.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2014.

How many shares can vote at the Annual Meeting?

At the close of business on January 21, 2014, we had 51,042,383 shares of Class A common stock outstanding,

and each of those shares is entitled to one vote. Shares of Class B common stock are not entitled to vote.

How many shares must be present or represented at the Annual Meeting to conduct business?

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum to conduct business at the Annual

Meeting. Abstentions will be treated as present for purposes of determining a quorum. The shares of our Class A common stock held by National Amusements, Inc. (“NAI”) will be present at the Annual Meeting and will constitute a quorum.

What vote is required to approve each of the items of business?

Under our Amended and Restated Bylaws, the affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock that is both entitled to vote (i.e., that was outstanding at the close of business on our record date of January 21, 2014) and present (whether in person or by proxy) at the Annual Meeting is required to approve each of the items of business listed above.

At the close of business on our record date, NAI beneficially owned, directly and through its wholly-owned subsidiary, NAI

Entertainment Holdings LLC (“NAI EH”), approximately 79.3% of our outstanding Class A common stock. Sumner M. Redstone, the controlling stockholder of NAI, is our Executive Chairman of the Board of Directors and Founder. NAI has advised us that it intends to vote all of the shares of Class A common stock held by it and NAI EH in accordance with the recommendations of the Board of Directors on each of the items listed above.

How can I vote my shares at the Annual Meeting?

Voting by Proxy

Holders of Class A common stock may submit a proxy by:

•

following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card to vote by telephone or the Internet. These instructions can also be found at http://proxymaterials.viacom.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on March 16, 2014; or

•	completing, signing, dating and returning the proxy card or voting instruction card so that it is received prior to the Annual Meeting.

Philippe P. Dauman and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Messrs. Dauman and Fricklas are executive officers of Viacom, and Mr. Dauman is also a director nominee.

•	The proxy holders will vote the shares represented by your valid and timely received proxy in accordance with your instructions.

•

If you do not specify instructions on your proxy when you submit it, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors on each item of business listed above.

2     VIACOM INC.   ï  2014 Proxy Statement

  QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

•	If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Voting Shares Held in the Viacom 401(k) Plan

Voting instructions for shares of Class A common stock held in the Viacom 401(k) plan must be received by 11:59 p.m., Eastern Daylight Time, on March 12, 2014 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the Viacom 401(k) plan that are not voted, or for which the trustee does not receive timely voting instructions, will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted, except as otherwise required by law.

Voting other than by Proxy

While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in the Viacom 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Shares Held other than in the Viacom 401(k) Plan

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting by:

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, so long as it is received by 11:59 p.m., Eastern Daylight Time, on March 16, 2014;

•

submitting a proxy bearing a later date than the proxy being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735, so long as it is received by 11:59 p.m., Eastern Daylight Time, on March 16, 2014;

•	voting again by telephone or the Internet by 11:59 p.m., Eastern Daylight Time, on March 16, 2014; or

•	attending the Annual Meeting and voting in person.

Shares Held in the Viacom 401(k) Plan

Voting instructions relating to shares of Class A common stock held in the 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on March 12, 2014 by:

•	sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794;

•	submitting voting instructions bearing a later date than the voting instructions being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735; or

•	voting again by telephone or the Internet.

What effect do abstentions and broker non-votes have on the items of business?

An abstention on any of the items listed above will have the effect of a vote against that item.

If you hold shares of our Class A common stock beneficially in “street name” and do not provide your broker or other nominee specific voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when (i) a broker is not permitted, under applicable stock exchange rules, to vote on a matter without instructions from the beneficial owner and (ii) instructions are not given. Brokers are not permitted to vote on items 1 or 2 above without receiving specific voting instructions from the beneficial holder of the shares. Therefore, if you are a beneficial holder of our Class A common stock and do not give your broker/nominee specific voting instructions on items 1 or 2, your shares will not be voted on that item and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such item.

How do I gain admission to the Annual Meeting?

If you are a registered holder of Class A common stock:

Please mark the appropriate box on the proxy card, or indicate that you plan to attend the meeting when you vote by telephone or the Internet, and an admission ticket will be sent to you. Please bring photo identification with you for admittance to the meeting.

VIACOM INC.  ï  2014 Proxy Statement    3

  QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING OF STOCKHOLDERS

If you are a registered holder of Class B common stock or hold Class A or Class B common stock beneficially in a brokerage account or otherwise:

You must obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

Who pays the cost of soliciting votes for the Annual Meeting?

We will pay the cost of the solicitation of proxies, including the preparation, website posting, printing and delivery of the proxy materials. We will furnish copies of these materials to banks,

brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

Who will count the votes?

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

How can I elect to receive future stockholder communications such as proxy materials electronically?

We highly recommend that you receive electronic delivery of Viacom proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have not previously enrolled in electronic delivery of such materials, you can elect to participate when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

Stockholders who have not enrolled in electronic delivery will receive by mail the Notice of Internet Availability of Proxy Materials indicating that our proxy materials are available at http://proxymaterials.viacom.com, unless you have advised us that you prefer to receive a printed copy.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2005 in connection with our separation from former Viacom Inc. (“Former Viacom”), which is now known as CBS Corporation, which was effective January 1, 2006. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 846-6000. Our website address is www.viacom.com. References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

4     VIACOM INC.   ï  2014 Proxy Statement

  ITEM 1 – ELECTION OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS

The election of 13 directors is proposed by the Board of Directors. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated

Bylaws, each director will hold office for a term of one year and until his or her successor is duly elected and qualified.

Our Director Nominees

The Governance and Nominating Committee is responsible for reviewing the composition of our Board annually after considering the Board’s anticipated needs for the upcoming year. In recommending director nominees to our Board, the members of the Governance and Nominating Committee consider information on the experience and qualifications of each director nominee, including each nominee’s independence, each incumbent director’s performance as a Viacom Board member, and an overall assessment of the Board’s functioning.

All of our director nominees are current members of our Board of Directors. The Governance and Nominating Committee unanimously recommended to the Board that the director nominees be invited to stand for re-election at the Annual Meeting.

Director Qualifications and Biographies

The Governance and Nominating Committee, consistent with the desires of the full Board and our controlling stockholder, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Independence is a key factor when considering the director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our Governance and Nominating Committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the Governance and Nominating Committee’s determination as to the appropriate size of the Board to facilitate effective communication and cooperation.

The information that follows includes each director nominee’s:

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independence status as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), as discussed under “Our Board of Directors”;

•	tenure on our Board and the Board of Former Viacom, as applicable;

•	experience, qualifications, attributes and skills that the Governance and Nominating Committee and the Board considered in concluding that each director nominee should serve on Viacom’s Board; and

•	service on the boards of directors of other public companies and investment companies during the past five years.

Important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the 13 director nominees.

George S. Abrams	Age 81	Not Independent

Mr. Abrams has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Abrams is being re-nominated to our Board because of his extensive knowledge of and history with Viacom, his skills as an attorney and advisor, his familiarity with issues facing media and entertainment companies, and his involvement with NAI, our controlling stockholder. Mr. Abrams is an attorney associated with the law firm of Winer and Abrams in Boston since 1969. Prior to that, Mr. Abrams served for three years as General Counsel and Staff Director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a Trustee of the Boston Museum of Fine Arts and a Fellow and/or Director of a number of other arts and education related boards and foundations. He is also a director of NAI and served as a director of Sonesta International Hotels Corporation from 1995 to 2012.

VIACOM INC.  ï  2014 Proxy Statement    5

  ITEM 1 – ELECTION OF DIRECTORS

Philippe P. Dauman	Age 59	Not Independent

Mr. Dauman has been our President and Chief Executive Officer since September 2006 and a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Dauman is being re-nominated to our Board due to his role as our President and CEO, his extensive knowledge of and history with Viacom, his strategic and operational experience, his in-depth understanding of our industry and his connections in the business community. Mr. Dauman was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including Deputy Chairman and member of its Executive Committee. Mr. Dauman is also a director of NAI and has served as a director of Lafarge S.A. since 2007. Mr. Dauman has been Co-Chairman of The Partnership for New York City since December 2013.

Thomas E. Dooley	Age 57	Not Independent

Mr. Dooley has been our Senior Executive Vice President since September 2006, our Chief Operating Officer since May 2010 and a member of our Board since January 1, 2006. He served as our Chief Administrative Officer from September 2006 to May 2010 and as our Chief Financial Officer from January 2007 to September 2010. Mr. Dooley is being re-nominated to our Board due to his position as Chief Operating Officer, his prior experience as our Chief Administrative Officer and Chief Financial Officer, his extensive knowledge of and history with Viacom, his financial expertise and operational experience, and his in-depth understanding of our industry. Mr. Dooley was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dauman, from May 2000 until September 2006. Before that, Mr. Dooley held various corporate and divisional positions at Former Viacom, which he first joined in 1980, including Deputy Chairman and member of its Executive Committee. Mr. Dooley served as a director of Sapphire Industrials Corp. from 2007 to 2010.

Cristiana Falcone Sorrell	Age 40	Independent

Ms. Falcone Sorrell has been a member of our Board since March 21, 2013. Ms. Falcone Sorrell is being re-nominated to our Board because of her independence, her critical thinking, her experience and talent as a consultant and her international experience. She serves as Senior Adviser to the Chairman at the World Economic Forum. She also serves as Principal Consultant, Office of Outreach and Partnership, for the Inter-American Development Bank, which provides development financing for Latin America and the Caribbean. Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labour Organization and Shell. Ms. Falcone Sorrell is a member of the Italian National Press Guild, a board member of Internews, a media development not-for-profit organization, a member of the advisory board of RyTV, an Internet broadcasting platform, a member of the board of trustees of The Paley Center for Media and a member of the board of advisors for Tufts University’s Friedman School of Nutrition Science and Policy.

Alan C. Greenberg	Age 86	Independent

Mr. Greenberg has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2003. Mr. Greenberg is being re-nominated to our Board because of his independence, his broad business knowledge and demonstrated skills, his experience leading a large, multinational corporation in the financial industry and his connections in the business community. Mr. Greenberg is Vice Chairman Emeritus of JPMorgan Chase & Co., having previously served as Chairman of the Executive Committee of The Bear Stearns Companies Inc. from June 2001 until Bear Stearns was acquired by JPMorgan in May 2008. Mr. Greenberg also served as Chairman of the Board of Bear Stearns from 1985 to 2001, and as its Chief Executive Officer from 1978 to 1993.

Robert K. Kraft	Age 72	Independent

Mr. Kraft has been a member of our Board since January 1, 2006. Mr. Kraft is being re-nominated to our Board because of his independence, his experience and talent leading a large, multinational corporation, including strategic and operational experience, and his connections in the business community. Mr. Kraft is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. He is also a director of the Dana Farber Cancer Institute and Chairman of The New England Patriots Charitable Foundation and The Robert and Myra Kraft Family Foundation.

6     VIACOM INC.   ï  2014 Proxy Statement

  ITEM 1 – ELECTION OF DIRECTORS

Blythe J. McGarvie	Age 57	Independent

Ms. McGarvie has been a member of our Board since April 12, 2007. Ms. McGarvie is being re-nominated to our Board because of her independence, her financial expertise and critical thinking, her experience and talent as a consultant and her international experience. Ms. McGarvie has been on the faculty of the Harvard Business School since July 2012. From 2003 to 2012, Ms. McGarvie was the Chief Executive Officer of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups, having previously served as President since January 2003. Ms. McGarvie has served as a director of Accenture Ltd. since 2001 and LKQ since March 2012. Ms. McGarvie also served as a director of The Pepsi Bottling Group, Inc. from 2002 to 2010 and The Travelers Companies, Inc. from 2003 to 2011.

Deborah Norville	Age 55	Independent

Ms. Norville has been a member of our Board since March 21, 2013. Ms. Norville is being re-nominated to our Board because of her independence, her critical thinking, and her extensive experience in the media industry. She is the anchor of Inside Edition, a top-rated syndicated newsmagazine. Prior to Inside Edition, Ms. Norville served as a correspondent and anchor for CBS News programs including Street Stories, 48 Hours and CBS Evening News. Previously, she anchored NBC News at Sunrise and was news anchor and co-host of NBC’s Today program. Ms. Norville is a two-time Emmy award winner with more than thirty years of reporting experience and an author of several books. She serves as a Director of the Broadcasters Foundation of America and as National Co-Chair of the Duke University Parents Committee.

Charles E. Phillips, Jr.	Age 54	Independent

Mr. Phillips has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2004. Mr. Phillips is being re-nominated to our Board because of his independence, his experience as a senior executive in a large, multinational corporation, his financial industry background and financial and analytical expertise, and his familiarity with issues facing media, new media and intellectual property-driven companies. Mr. Phillips has been CEO of Infor Global Solutions since December 2010. He was a President of Oracle Corporation from May 2003 to September 2010 and served as a member of its Board of Directors and Executive Management Committee from January 2004 to September 2010. Mr. Phillips also served as a director of Morgan Stanley from 2006 to 2010.

Shari Redstone	Age 59	Not Independent

Ms. Redstone has been the Non-Executive Vice Chair of our Board since January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom beginning in 1994, becoming Vice Chairman in June 2005. Ms. Redstone is being re-nominated to our Board because of her extensive experience in and understanding of the entertainment industry, her experience and talent managing a large business, and her position with NAI, including as one of its significant stockholders. Ms. Redstone has been President of NAI since January 2000, and prior to that, served as Executive Vice President beginning in 1994. Ms. Redstone is also co-Founder and Managing Partner of Advancit Capital. An attorney, Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners and Co-Chairman of MovieTickets.com, Inc. She is also a member of the board of several charitable organizations, including the Dana Farber Cancer Institute, Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone is also a director of NAI. She is the daughter of Sumner M. Redstone.

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  ITEM 1 – ELECTION OF DIRECTORS

Sumner M. Redstone	Age 90	Not Independent

Mr. Redstone has been our Executive Chairman of the Board of Directors and Founder since January 1, 2006. He has also served as Executive Chairman and Founder of CBS Corporation since January 1, 2006. He was Chairman of the Board of Former Viacom, beginning in 1987. Mr. Redstone is being re-nominated to our Board because of his position as our controlling stockholder, his role in founding Viacom, including managing it for many years, his extensive experience in and understanding of the media and entertainment industry and his connections in the business community. Mr. Redstone was Chief Executive Officer of Former Viacom from 1996 to 2005. He has been Chairman of the Board of NAI since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

Frederic V. Salerno	Age 70	Independent

Mr. Salerno has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1994. Mr. Salerno is being re-nominated to our Board because of his independence, his financial expertise and experience as a chief financial officer in large, multinational corporations, and his extensive knowledge of and history with Viacom. Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) beginning in August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno has served as a director of Akamai Technologies, Inc. since 2002, IntercontinentalExchange, Inc. since 2002 and CBS Corporation since 2007. Mr. Salerno also served as a director of Popular Inc. from 2003 to 2011 and National Fuel Gas Company from 2008 to 2013.

William Schwartz	Age 80	Independent

Mr. Schwartz has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Mr. Schwartz is being re-nominated to our Board because of his independence, his extensive knowledge of and history with Viacom, his experience in governance matters, his skills as an attorney and advisor and his background in academics. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to 1998, and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp., and was chairman of the Boston Mayor’s Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the election of each of the 13 director nominees set forth above, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

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  OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of 13 members, 8 of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (collectively, the “Committees”), each of which consists solely of independent directors. Our Board met 6 times in fiscal year 2013, and each of our directors attended more than 75% of the meetings of the Board and Committees on which the director served. Under our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting and all of our directors attended our 2013 Annual Meeting.

Board Structure

Our Board of Directors is comprised of the following members:

•	an Executive Chairman;

•	a non-executive Vice Chair;

•	our President and Chief Executive Officer;

•	our Senior Executive Vice President and Chief Operating Officer; and

•	nine other directors, eight of whom are independent.

Mr. Redstone is the controlling stockholder of NAI, which has voting control of Viacom. Mr. Redstone founded Viacom in 1987 and has led our development over the years into the company we are today. The Board of Directors believes it is appropriate for Mr. Redstone to be Chairman of the Board, in an executive capacity, as he continues to actively participate in the development of the strategic direction of our company. The Board also appointed Mr. Redstone’s daughter, Shari Redstone, as non-executive Vice Chair of the Board, to increase her involvement with our company in a non-executive capacity. Ms. Redstone also has a significant ownership interest in NAI.

Mr. Dauman has been a member of Viacom’s Board since 1987, and Mr. Dooley rejoined Viacom’s Board in 2006 after serving on the Board for four years prior to the merger with CBS in 2000. In September 2006, Mr. Dauman was elected President and Chief Executive Officer and Mr. Dooley was

elected Senior Executive Vice President and Chief Administrative Officer. In January 2007, Mr. Dooley was elected to the additional role of Chief Financial Officer, and in May 2010, he was promoted to Chief Operating Officer. The Board has determined that their continued participation on the Board is beneficial because of their experience, talent and knowledge of the business, as well as their day-to-day management of Viacom.

We do not have a formal lead independent director. Mr. Schwartz, the Chair of our Governance and Nominating Committee, leads executive sessions of non-management and independent directors and approves Board agendas. He and our other Committee Chairs play leading roles with respect to various other matters that are appropriate for consideration by independent directors, such as executive compensation, matters involving related parties and potential conflicts of interest.

In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board Committees are comprised solely of independent directors. Independent directors have the ability to propose agenda items, including for executive sessions, to the Chair of the Governance and Nominating Committee. We believe our Board leadership structure provides the appropriate balance of independent directors, directors affiliated with our controlling stockholder and management directors to work together to represent the interests of our entire stockholder base.

Board Role in Risk Oversight

Our Board receives regular reports from our CEO, COO, CFO, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. Certain risks that are under the purview of a particular Committee are monitored by that Committee, which then reports to the full Board as appropriate. For example, our Chief Audit and Compliance Officer, who identifies and manages a wide range of risks companywide, reports to the Audit Committee, which in turn reports significant developments to the full Board of Directors. In addition, under their respective Charters, the Audit Committee reviews our risk assessment and risk management processes, and the Compensation Committee oversees periodic risk assessments of our compensation programs.

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  OUR BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of Viacom, as “independence” is defined in the NASDAQ listing standards and in the Guidelines.

NASDAQ Listing Standards

The NASDAQ listing standards provide six “bright-line” tests to determine independence. If a director fails any of the six tests, the director must be found to be not independent. In addition, the NASDAQ listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

Our Corporate Governance Guidelines

Our Guidelines provide categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom for purposes of the NASDAQ listing standards. These categorical standards are summarized below and can be found in their entirety in our Guidelines, which are posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NASDAQ listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship in which the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

•

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of that company’s annual consolidated gross revenues;

•	a company that is either indebted to us or a creditor of ours in an amount that is less than 1% of that company’s total consolidated assets; and

•	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed these thresholds, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NASDAQ listing standards or the categorical standards described in the Guidelines will not, by themselves, cause a director to be considered not independent. The Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

Independence of Our Directors

When considering whether a director is independent, we believe it is important for our Board to have a range of information about the director so that it can make an informed independence determination. Our Governance and Nominating Committee and the full Board review information about:

•	the director’s employment;

•	any relationships required to be disclosed as related person transactions in this proxy statement;

•	certain other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds;

•	any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships); and

•	other public company board and committee memberships and affiliations with not-for-profit organizations.

In addition, as discussed under “Related Person Transactions,” the Governance and Nominating Committee receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

Since our 2013 Annual Meeting, 8 of our 13 directors have been independent: Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz and Mses. Falcone Sorrell, McGarvie and Norville. In January 2014, the Board conducted its annual review of the independence of the director nominees and confirmed that these directors continue to be independent.

With respect to specific companies with which we conduct business and an independent director is affiliated, the Governance and Nominating Committee and the Board considered that Mr. Greenberg is non-executive Vice Chairman Emeritus at JPMorgan Chase & Co., Ms. Norville is the anchor of Inside Edition, which is a CBS-owned program, Ms. Falcone Sorrell’s husband is Chief Executive Officer of

10     VIACOM INC.   ï  2014 Proxy Statement

  OUR BOARD OF DIRECTORS

WPP PLC and Ms. Falcone Sorrell’s stepson is Co-head of U.K. Investment Banking at Goldman Sachs & Co. The transactions between Viacom and these entities were negotiated on an arm’s length basis. The Board determined that these transactions did not affect the respective director’s independence.

Board Committees

Committee Membership

The Board reviews and determines the membership of our Board Committees at least annually, with input from the Governance and Nominating Committee. The following discusses the membership of the Committees in fiscal year 2013, including the number of meetings held in fiscal year 2013, as well as information about the Committees, their respective roles and responsibilities and their charters. Each of our Committees has a written charter, which is posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee
Cristiana Falcone Sorrell	Member (beginning March 21, 2013)	—	—
Blythe J. McGarvie	Chair	Member	Member
Deborah Norville	—	Member (beginning March 21, 2013)	—
Charles E. Phillips, Jr.	Member	Member	—
Frederic V. Salerno	Member	Chair	Member
William Schwartz	—	Member	Chair
FY 2013 Meetings	8	7	4

Audit Committee

Under its Charter, the Audit Committee is responsible for the following, among other things:

•

the appointment, retention, termination, compensation and oversight of the work of our independent auditor, which reports directly to the Committee, including reviewing with the independent auditor the scope, planning and staffing of the annual audit, and the sole authority to approve all services provided by the independent auditor;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	reviewing our risk assessment and risk management processes;

•	reviewing our policies governing, and approving our use of, certain swap transactions;

•	overseeing our internal audit function; and

•	overseeing our compliance with legal and regulatory requirements.

For additional information on the Audit Committee’s role and its oversight of the independent auditor during fiscal year 2013, see “Report of the Audit Committee.”

The Audit Committee Charter also provides that:

•	the Committee will be comprised of at least three independent directors, each of whom also meets the separate standards for Audit Committee independence set forth in the NASDAQ listing standards;

•	all Committee members must be financially literate, and the Committee must have at least one “audit committee financial expert”;

•	the Committee will hold at least six regular meetings each calendar year;

•	the Committee will meet separately with the independent auditor at least four times each year;

•	the Committee will meet regularly in executive session with members of our senior management team; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

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  OUR BOARD OF DIRECTORS

Audit Committee Financial Experts

The Board of Directors has determined that all of the members of the Audit Committee are independent and “financially sophisticated.” In addition, the Board has determined that three of the four members, Ms. McGarvie (Chair), Mr. Phillips and Mr. Salerno, qualify as “audit committee financial experts,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies

We do not restrict the number of other audit committees on which members of our Audit Committee may serve; however, in recommending director candidates to the Board and directors to serve on Committees of the Board, the Governance and Nominating Committee considers the other demands on each director’s time, including those arising from such service.

Compensation Committee

Under its Charter, the Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy, principles and policies, including conducting periodic risk assessments of our compensation programs;

•

reviewing and approving the total compensation packages for, and key terms of any agreements with, our Executive Chairman and Founder, our President and Chief Executive Officer, our other executive officers, operating managers who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our annual cash bonus and equity compensation plans and setting related performance targets;

•	approving equity awards; and

•

evaluating the performance of our Executive Chairman and Founder and our President and Chief Executive Officer, and reviewing the evaluations of other executives by the Executive Chairman and Founder and/or the President and CEO, as appropriate, including in the context of succession planning.

For additional information on the Compensation Committee’s role, its processes for the consideration and determination of executive compensation and its use of outside advisors, see “Compensation Discussion and Analysis.”

The Compensation Committee Charter also provides that:

•

the Committee will be comprised of at least three independent directors, each of whom must be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the Committee will hold at least four regular meetings each calendar year;
•	the Committee will meet periodically in executive session, which sessions typically include its independent outside advisors; and

•	the Committee is empowered to hire outside advisors as it deems appropriate and will conduct annual assessments of the independence of each such advisor.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Compensation Committee’s independent compensation consultant during fiscal year 2013 was Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or fire Pay Governance and to approve fee arrangements for work performed. Pay Governance assists the Compensation Committee in fulfilling its responsibilities under its Charter, including advising on proposed compensation packages for top executives, compensation program design and market practices generally. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee, and Pay Governance is included in discussions with management and, when applicable, the Compensation Committee’s outside legal counsel on matters being brought to the Compensation Committee for consideration.

It is the Compensation Committee’s policy that the Chair of the Compensation Committee or the full Compensation Committee pre-approve any additional services provided to management by our independent compensation consultant. In fiscal year 2013, Pay Governance only did work for the Compensation Committee and, in connection with our outside director compensation program, for the Governance and Nominating Committee as discussed under “Director Compensation.” The Compensation Committee has assessed the independence of Pay Governance pursuant to Securities and Exchange Commission (“SEC”) rules and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

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  OUR BOARD OF DIRECTORS

Governance and Nominating Committee

Under its Charter, the Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including periodic assessments of our principal governance documents, and making recommendations to the Board as appropriate;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-assessments of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Governance and Nominating Committee Charter also provides that:

•

the Committee will be comprised of at least three independent directors, which the Board believes should include a Chair with experience in governance matters plus the Chairs of the Audit and Compensation Committees in accordance with good governance practice;

•	the Committee will hold at least three regular meetings each calendar year;

•	the Committee will meet regularly in executive session; and

•	the Committee is empowered to hire outside advisors as it deems appropriate.

As noted above, the Governance and Nominating Committee uses the Compensation Committee’s independent compensation consultant for advice on director compensation.

For additional information on the Governance and Nominating Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions.”

Executive Sessions of the Board

Mr. Schwartz, the Chair of the Governance and Nominating Committee, leads the executive sessions of non-management and independent directors.

Director Nomination Process and Consideration of Diversity

Our Corporate Governance Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. The Governance and Nominating Committee seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. These criteria are described more fully in our Guidelines and the Governance and Nominating Committee Charter. The Governance and Nominating Committee considers these criteria, including diversity, in connection with its annual review of the composition, qualifications and independence of our Board.

For additional discussion of how the Governance and Nominating Committee determines the director nominees, see “Item 1 — Election of Directors” and “Our Board of Directors — Director Independence.”

Stockholder Recommendations for Director Candidates

The Governance and Nominating Committee will consider potential director candidates recommended by our stockholders. When making a recommendation, stockholders should consider our criteria for director qualifications and Board composition set forth above and in our Guidelines and the Governance and Nominating Committee Charter. Director candidates recommended by stockholders who meet these qualifications will be considered by the Chair of the Governance and Nominating Committee, who will present the information on the candidate to the entire Governance and Nominating Committee. All director candidates recommended by stockholders will be considered by the Governance and Nominating Committee in the same manner as any other candidate and may or may not be selected by the Governance and Nominating Committee.

All recommendations by stockholders for potential director candidates must include written materials on the potential candidate’s qualifications and be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

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  OUR BOARD OF DIRECTORS

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

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  CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices, including ensuring that a majority of our Board is independent and that all of our Board Committees are comprised solely of independent directors.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Global Business Practices Statement and Supplemental Code of

Ethics for Senior Financial Officers. These documents are available in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com, and copies of these documents may be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board. The Governance and Nominating Committee assesses the Guidelines periodically and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors and their frequency;
•	how stockholders and interested parties may communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-assessment of the Board to evaluate its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board Committees under “Our Board of Directors — Board Committees,” each of our Board Committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective Committee and are updated by the Board as needed.

Viacom Global Business Practices Statement

Our Global Business Practices Statement (the “GBPS”) discusses our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. The GBPS has been distributed to our directors and employees worldwide. As part of our compliance and ethics programs, directors and employees receive regular training on the contents of the GBPS and, where permitted, are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the GBPS. The GBPS addresses, among other things, topics such as:

•	compliance with laws, rules and regulations;

•	conflicts of interest and interference, including the disclosure of actual or potential conflicts;

•	confidentiality, transactions in securities and fair disclosure;

•	financial accounting and improper payments;

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  CORPORATE GOVERNANCE

•	our commitment to being an equal opportunity employer and providing a workplace environment free of harassment and improper bias;

•	fair dealing and relations with competitors, customers and suppliers;

•	connecting, communicating and sharing through social media;

•	protection and proper use of company assets, information systems and electronic communications;

•	privacy, data security and information protection;

•	anti-corruption laws such as the Foreign Corrupt Practices Act and the UK Bribery Act;

•	export control and anti-boycott laws;

•	health, safety and the environment; and

•	political contributions.

The GBPS also identifies numerous avenues for employees to report violations of the GBPS, matters of alleged financial impropriety and any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts and reporting through various internal websites at Viacom and its business divisions. The GBPS makes clear that retaliation against an employee who makes a report in good faith will not be tolerated.

Our Senior Vice President, Chief Audit and Compliance Officer, has oversight responsibility for our compliance and ethics programs. He reports to the Audit Committee and administratively to the Chief Operating Officer; he also reports administratively to the General Counsel as to compliance matters and to the Chief Financial Officer as to audit matters. These individuals, together with senior executives of various disciplines from Viacom and its business divisions, regularly review and update the GBPS policies, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the GBPS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the GBPS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

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  DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Directors who are not employees of Viacom or any of its subsidiaries (the “Outside Directors”) are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans, as discussed below. Messrs. Abrams, Greenberg, Kraft, Phillips, Salerno and Schwartz and Mses. Falcone Sorrell, McGarvie, Norville and Redstone are Outside Directors.

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations at least every other year to the Board on the appropriate amount and structure of director compensation in light of then current competitive practice and other factors. The Governance and Nominating Committee receives advice from Pay Governance, the Compensation Committee’s independent compensation consultant, on director compensation matters.

In January 2014, the Governance and Nominating Committee reviewed a report on director compensation prepared by Pay Governance. The report concluded that an increase in director pay would align with expected 2014 director compensation at peer companies. As a result, on January 16, 2014, the Board made certain changes, as described below, to our director compensation program that became effective immediately.

Elements of Outside Director Compensation

Cash Compensation

We pay cash compensation to our Outside Directors as follows:

•	Our Outside Directors receive an annual Board retainer of $100,000, payable in equal installments quarterly in advance, except for our Vice Chair, who receives an annual retainer of $200,000.

•	The Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000.

•

The Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

On January 17, 2013, the Viacom Inc. 2011 Stock Option Plan for Outside Directors was amended to provide that Outside Directors would no longer automatically receive annual grants of stock options and the Viacom Inc. 2011 RSU Plan for Outside Directors was amended to provide that, commencing on January 31, 2013, Outside Directors would automatically receive annual grants of restricted share units (“RSUs”) equal in value to $150,000 based on the closing price of our Class B common stock on NASDAQ on the date of grant. On January 31, 2013, Outside Directors automatically received an annual grant of RSUs equal in value to $150,000. The RSUs vest one year from the date of grant. RSUs are payable in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Dividend equivalents are credited on the RSUs each time we pay a regular cash dividend on our Class B common stock until the RSUs are settled.

On January 16, 2014, the RSU Plan was amended to provide that, commencing on January 31, 2014, Outside Directors will automatically receive annual grants of RSUs equal in value to $175,000.

Pay Governance advised the Governance and Nominating Committee with respect to each of these director compensation plan changes.

See “Fiscal Year 2013 Director Compensation” below for detail on the compensation our Outside Directors received for fiscal year 2013.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election.

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  DIRECTOR COMPENSATION

Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account prior to January 1, 2014 were deemed invested in a number of phantom stock units equal to the number of shares of Class A common stock and Class B common stock that the deferred amounts, if invested as equally as possible in the Class A and Class B common stock, would have purchased based on their respective closing market prices on the first day of the next calendar quarter. Amounts credited to a stock unit account bore interest at the prime rate in effect at the beginning of the relevant calendar quarter until they were converted to phantom stock units. Unless a director made the election described in the paragraph below, these phantom stock units will be settled in cash. Under amendments to the plan, and to the 2011 RSU Plan for Outside Directors, each as approved by the Board on November 13, 2013, amounts credited to a stock unit account on or after January 1, 2014 are deferred into a fixed number of fully-vested RSUs. The number of RSUs awarded is based on the value of our Class B common stock on the first day of the relevant calendar quarter. The awarded RSUs will be settled in shares of Class B common stock.

Under the amended plans, directors were given a one-time election to change the settlement mechanics of their existing balances in stock unit accounts so that they would receive shares of Class B common stock rather than cash upon their retirement from the Board. If a director did not make such one-time election, amounts deferred under the Deferred Compensation Plan for Outside Directors prior to January 1, 2014 will be paid in cash. Whether paid in shares of Class B common stock or in cash, deferred amounts will be paid in either a lump sum or in three or five annual installments based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15 of the following year. For more information on the phantom stock units and RSUs related to deferred compensation held by certain of our directors as of January 16, 2014, see footnote (1) to the “Security Ownership of Certain Beneficial Owners and Management” table.

18     VIACOM INC.   ï  2014 Proxy Statement

  DIRECTOR COMPENSATION

Fiscal Year 2013 Director Compensation

The following table presents information on compensation for services as an Outside Director for fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
George S. Abrams (3)	$100,042	$150,030	—	$267	$120,000	$370,339
Philippe P. Dauman (4)	—	—	—	$7,427	—	$7,427
Cristiana Falcone Sorrell (5)	$61,056	—	—	—		$61,056
Alan C. Greenberg (6)	$100,042	$150,030	—	—	—	$250,072
Robert K. Kraft (7)	$100,042	$150,030	—	$178	—	$250,250
Blythe J. McGarvie (8)	$154,042	$150,030	—	$14	—	$305,086
Deborah Norville (5)	$59,056	—	—	$32		$59,088
Charles E. Phillips, Jr. (9)	$130,000	$150,030	—	$3,151	—	$283,181
Shari Redstone (10) Vice Chair	$200,000	$150,030	—	$341	—	$350,371
Frederic V. Salerno (11)	$156,000	$150,030	—	$450	—	$306,480
William Schwartz (12)	$135,000	$150,030	—	$438	—	$285,468
(1)

Reflects the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 — Stock Compensation. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(2)

Reflects nonqualified deferred compensation only. Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in fiscal year 2013 compared to the interest that would have been accrued at the long-term applicable federal rate.

(3)

Mr. Abrams did not defer receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Abrams held a total of 29,548 stock options for shares of Class B common stock and 2,486 RSUs for shares of Class B common stock. The amount under “All Other Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”

(4)

Mr. Dauman was compensated as an Outside Director prior to becoming our President and Chief Executive Officer on September 5, 2006. The amount presented in this table relates to compensation previously deferred by Mr. Dauman when he was an Outside Director.

(5)

Annual retainer and meeting fees are prorated from March 21, 2013, the date on which Mses. Falcone Sorrell and Norville were elected to the Board. As of September 30, 2013, Mses. Falcone Sorrell and Norville had not yet received an equity grant and, therefore, had no stock or option awards outstanding.

(6)

Mr. Greenberg did not defer receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Greenberg held a total of 5,155 stock options for shares of Class B common stock and 2,486 RSUs for shares of Class B common stock.

(7)

Mr. Kraft deferred receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Kraft held a total of 34,305 stock options for shares of Class B common stock and 2,486 RSUs for shares of Class B common stock.

(8)

Ms. McGarvie did not defer receipt of her cash director fees in fiscal year 2013. As of September 30, 2013, Ms. McGarvie held a total of 27,963 stock options for shares of Class B common stock and 2,486 RSUs for shares of Class B common stock.

(9)

Mr. Phillips deferred receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Phillips held a total of 5,155 stock options for shares of Class B common stock and 12,600 RSUs (including deferred RSUs) for shares of Class B common stock.

(10)

Ms. Redstone deferred receipt of her cash director fees in fiscal year 2013. As of September 30, 2013, Ms. Redstone held a total of 31,263 stock options for shares of Class B common stock and 15,450 RSUs (including deferred RSUs) for shares of Class B common stock.

(11)

Mr. Salerno did not defer receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Salerno held a total of 6,801 stock options for shares of Class B common stock and 16,698 RSUs (including deferred RSUs) for shares of Class B common stock.

(12)

Mr. Schwartz did not defer receipt of his cash director fees in fiscal year 2013. As of September 30, 2013, Mr. Schwartz held a total of 32,719 stock options for shares of Class B common stock and 16,698 RSUs (including deferred RSUs) for shares of Class B common stock.

VIACOM INC.  ï  2014 Proxy Statement    19

  DIRECTOR COMPENSATION

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her to Viacom events at our request. For example, spouses are invited to some of the Board dinners we hold from time to time in connection with Board meetings. This policy involves a de minimis or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events

We believe it is in our best interest for directors to participate in certain events throughout the year, and the Board has established a policy under which directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. Travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The Governance and Nominating Committee is responsible for oversight of this policy.

20     VIACOM INC.   ï  2014 Proxy Statement

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents as of January 16, 2014, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each person who was an NEO during fiscal year 2013 and (iii) our current directors, NEOs and executive officers as a group. “Option Shares” reflects stock options to purchase shares that were unexercised but exercisable, either currently or within a period of 60 days from January 16, 2014, and are excluded from the column “Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. The table also includes information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of January 16, 2014, there were 51,042,383 shares of our Class A common stock outstanding and approximately 386,870,000 shares of our Class B common stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class	Common Stock Equivalents (11)
George S. Abrams	Class A common stock Class B common stock	— 29,690	(1) (1)(2)	— 27,901	* *	11,597 12,089	(1) (1)
James W. Barge (12)	Class A common stock Class B common stock	— 523	(3)(4)	— —	* *	— 643	(3)
Philippe P. Dauman	Class A common stock Class B common stock	— 1,351,925	(3)(4)	— 3,844,986	* *	— 1,873	(3)
Wade C. Davis	Class A common stock Class B common stock	— 7,076	(3)(4)	— —	* *	— 1,394	(3)
Thomas E. Dooley	Class A common stock Class B common stock	1,720 1,028,048	(4)(5)	— 3,082,987	* *	— —
Cristiana Falcone Sorrell	Class A common stock Class B common stock	— —	(1)	— —	* *	— 286	(1)
Michael D. Fricklas	Class A common stock Class B common stock	24 11,080	(3)(4) (3)(4)(5)	— 196,642	* *	14 3,935	(3) (3)
Alan C. Greenberg	Class A common stock Class B common stock	— 39,212		— 3,508	* *	— —
Robert K. Kraft	Class A common stock Class B common stock	— 76,289	(1)(2)	— 32,658	* *	— 22,921	(1)
Blythe J. McGarvie	Class A common stock Class B common stock	— 3,659	(1) (1)	— 26,316	* *	718 732	(1) (1)
Deborah Norville	Class A common stock Class B common stock	— 200	(1)	— —	* *	— 1,513	(1)
Charles E. Phillips, Jr.	Class A common stock Class B common stock	— 4,098	(1)(6)	— 3,508	* *	— 24,853	(1)(6)
Shari Redstone	Class A common stock Class B common stock	— 1,500	(1)(2)(6)(7)	— 29,616	* *	— 57,975	(1)(6)
Sumner M. Redstone (8)	Class A common stock Class B common stock	40,498,572 85,354	(9) (3)	— 2,097,468	79.3% *	— 211	(3)
Frederic V. Salerno	Class A common stock Class B common stock	— —	(1) (1)(6)	— 5,154	* *	23,043 39,173	(1) (1)(6)
William Schwartz	Class A common stock Class B common stock	— 10,049	(1) (1)(6)	— 27,901	* *	21,254 37,047	(1) (1)(6)
National Amusements, Inc./NAI EH (9)	Class A common stock Class B common stock	40,498,532 —		— —	79.3% *	— —
Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (18 persons)	Class A common stock Class B common stock	1,744 2,630,974	(4) (4)	— 7,407,211	* *	56,626 205,009
Mario J. Gabelli (10) Gabelli Asset Management Inc.	Class A common stock	5,767,422		—	11.3%	—
*	Represents less than 1% of the outstanding common stock of the class.

VIACOM INC.  ï  2014 Proxy Statement    21

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

The following Class A phantom stock units, Class B phantom stock units and Class B RSUs credited to the respective director under the Deferred Compensation Plan for Outside Directors are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Phantom Stock Units

Abrams:	11,597 Class A and 11,874 Class B
McGarvie:	718 Class A and 721 Class B
Salerno:	23,043 Class A and 23,851 Class B
Schwartz:	21,254 Class A and 21,736 Class B

RSUs

Abrams:	215
Falcone Sorrell:	286
Kraft:	22,921
McGarvie:	11
Norville:	1,513
Phillips:	14,255
Shari Redstone:	44,348
Salerno:	368
Schwartz:	357

(2)

Includes for Mr. Abrams, 100 Class B shares held indirectly as Trustee of a trust; for Mr. Kraft, 63,325 Class B shares held by KPC US Equity LLC, an entity controlled by Mr. Kraft; and for Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-Trustee.

(3)

The following Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Barge:	643 Class B
Dauman:	1,873 Class B
Davis:	1,394 Class B
Fricklas:	14 Class A and 3,935 Class B
Sumner Redstone:	211 Class B

(4)	Includes shares held in our 401(k) plan.
(5)

Includes for Mr. Dooley, 206,200 Class B shares held indirectly as Trustee of a grantor retained annuity trust and 92,942 shares held in a charitable foundation controlled by Mr. Dooley; and for Mr. Fricklas 9,486 Class B shares held in a charitable foundation controlled by Mr. Fricklas.

(6)

The following RSUs relating to annual grants to the respective directors, the settlement of which the directors elected to defer, are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Phillips:	10,598 RSUs
Shari Redstone:	13,627 RSUs
Salerno:	14,954 RSUs
Schwartz:	14,954 RSUs

(7)	Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the Viacom shares owned by NAI.
(8)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.
(9)

Except for 40 shares owned directly by Mr. Redstone, all shares of Class A common stock are owned beneficially by NAI and NAI EH, a wholly-owned subsidiary of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Based on information received from NAI, some of the Viacom shares owned by NAI EH are pledged to NAI’s lenders. NAI holds more than 50% of the Class A shares directly and these shares are not pledged. The address for NAI and NAI EH is 846 University Avenue, Norwood, Massachusetts 02062.

(10)

According to Amendment No. 4 to a Schedule 13D filed on November 6, 2009 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(11)

This column represents other economic interests not otherwise included in the table above that relate to the value of Viacom common stock, including Class A phantom stock units, Class B phantom stock units and RSUs credited to the respective director under the Deferred Compensation Plan for Outside Directors, Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives, and deferred director RSUs.

(12)	The amounts reflected for Mr. Barge are as of January 1, 2013, the most recent practicable date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during fiscal year 2013 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

22     VIACOM INC.   ï  2014 Proxy Statement

  RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

NAI, directly and through its wholly-owned subsidiary, NAI EH, is the controlling stockholder of both Viacom and CBS Corporation. Mr. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder and the Executive Chairman and Founder of CBS Corporation. Ms. Redstone, the President and a director of NAI, serves as non-executive Vice

Chair of the Board of Directors of both Viacom and CBS Corporation. Mr. Dauman and Mr. Abrams are directors of NAI, and Mr. Salerno is also a director of CBS Corporation. We consider these entities, as well as our directors and executive officers and certain of their family members, to be “related persons.”

Policy on Oversight of Related Person Transactions

The Governance and Nominating Committee maintains a written policy on its review, approval and ratification of transactions with related persons. The policy generally groups these transactions into three categories: (1) transactions requiring the specific pre-approval of the Committee, (2) transactions that the Chair of the Committee is authorized to pre-approve and (3) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Committee.

Generally, the Governance and Nominating Committee deems pre-approved any transaction or series of transactions between Viacom and an entity for which a related person is an executive or employee (except NAI and CBS Corporation) that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity.

Ordinary course transactions with NAI or CBS Corporation, or any of their respective subsidiaries, where the amount exceeds $10 million or $25 million, respectively, require pre-approval of the Governance and Nominating Committee.

Regardless of whether a transaction is deemed pre-approved, all transactions with related persons, including NAI, CBS Corporation and their respective subsidiaries, in any amount are required to be reported to the Governance and Nominating Committee. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

Related Person Transactions in Fiscal Year 2013

Transactions with National Amusements, Inc.

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for fiscal year 2013 amounted to approximately $19.5 million and are continuing in fiscal year 2014 as a result of this ongoing relationship. NAI also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount have co-op advertising arrangements, which are continuing in fiscal year 2014, and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time. In connection with these arrangements and transactions, Paramount paid NAI a total of approximately $305,000 in fiscal year 2013. We believe that the terms of these transactions between NAI and Paramount were no more or less favorable to Paramount than transactions between unaffiliated companies and NAI.

Transactions with CBS Corporation

In the ordinary course of business, we are involved in transactions with CBS Corporation and its various businesses (“CBS”) that result in the recognition of revenues and expenses by us. Transactions with CBS are settled in cash.

Our Filmed Entertainment segment earns revenues and recognizes expenses associated with the distribution of certain television products into the home entertainment market on behalf of CBS. Pursuant to its agreement with CBS, Paramount distributes CBS’s library of television and other content on DVD and Blu-ray disc on a worldwide basis. Under the terms of the agreement, Paramount is entitled to retain a fee based on a percentage of gross receipts and is generally responsible for all out-of-pocket costs, which are recoupable together with any advance amounts paid. In April 2013, Paramount and CBS extended the term of the agreement. Paramount also earns revenues from CBS through leasing of studio space and licensing of certain film products.

Our Media Networks segment recognizes advertising revenues and purchases television programming from CBS. The cost of the programming purchases is initially recorded as acquired program rights inventory and amortized over the estimated period that revenues will be generated.

VIACOM INC.  ï  2014 Proxy Statement    23

  RELATED PERSON TRANSACTIONS

Both of our segments recognize advertising expenses related to the placement of advertisements with CBS.

The following table summarizes the transactions with CBS, which can also be found in our consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2013.

(in millions)	Year Ended September 30, 2013
Consolidated Statements of Earnings
Revenues	$264
Operating expenses	327
Consolidated Balance Sheets	September 30, 2013
Accounts receivable	$5
Other assets	—
Total due from CBS	$5
Accounts payable	$3
Participants’ share and residuals, current	115
Programming rights obligations, current	99
Programming rights obligations, noncurrent	139
Other liabilities	15
Total due to CBS	$371

Other Related Person Transactions

Mr. Abrams entered into an agreement with Former Viacom in 1994 under which he provides us with legal and governmental consulting services for an annual fee of $120,000.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal year 2013 has ever been an officer or employee of ours or any of our subsidiaries. During fiscal year 2013, no Viacom executive officer served as a director or member of the compensation committee of any other registrant of which an executive officer served on our Board of Directors or Compensation Committee.

24     VIACOM INC.   ï  2014 Proxy Statement

  COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Frederic V. Salerno, Chair

Blythe J. McGarvie

Deborah Norville (beginning March 21, 2013)

Charles E. Phillips, Jr.

William Schwartz

VIACOM INC.  ï  2014 Proxy Statement    25

  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our compensation programs is to make sure that we have the talented executives and employees we need to achieve our strategic plans and deliver financial returns to our stockholders over both the short term and the long term. To do this, we need to attract and retain great managers and employees, and to compensate them in a way that encourages and rewards their performance. Our compensation programs include salaries, a cash bonus plan that rewards annual performance, and a long-term equity plan that links the value the executive receives to the value of our company as measured by our stock price and/or company performance. Our compensation packages are designed to reward (i) company performance as measured by strategic, operating and financial results, (ii) individual contributions to those results and (iii) stock price growth on both an absolute and a relative basis. Occasionally, if the Compensation Committee (the “Committee” in this section) or, in limited circumstances, Mr. Dauman determines it is appropriate in connection with hiring, retention and other objectives, they may authorize one-time equity awards for our executives. All of our equity awards are tied to the performance of our stock, thereby aligning the awards with the interests of our stockholders. Awards are balanced between short-term and long-term compensation to incent our executives to achieve superior operating and financial results every year while achieving long-term strategic objectives to drive stockholder value. In certain instances, the Committee may feel it is appropriate to structure equity awards with portions that are both more sensitive and less sensitive to our stock price.

We are committed to providing competitive compensation packages to ensure that we attract and retain executives who will achieve these goals. We compete for talented executives in a highly-compensated industry based largely in the New York and Los Angeles markets. The Committee reviews information about past and evolving practices of our media and entertainment industry peer companies and other comparable public companies, but it does not specifically benchmark compensation to a particular level.

Compensation information for “fiscal year 2013,” “fiscal year 2012” and “fiscal year 2011” reflects performance during the twelve months ended September 30, 2013, September 30, 2012 and September 30, 2011, respectively.

Fiscal Year 2013 Performance

Our fiscal year 2013 results were solid, with our fourth quarter adjusted operating income and adjusted diluted earnings per share reaching record levels. In particular, our strategic focus on content allowed us to return ratings momentum, particularly at our flagship networks Nickelodeon and MTV. Our strength allowed us to access capital markets efficiently and allowed our stockholders to participate in our cash generation. In fiscal 2013 we returned $5.4 billion to stockholders through stock buybacks and dividends, including an increase in our annual dividend from $1.10 to $1.20 per share.

Specifically:

We continued to achieve creative and operational excellence and delivered growth in earnings per share and cash flow

•

We achieved increased ratings through our focus on content. Among other efforts, we developed new programming leadership, improved our brand filters, diversified our producers and creative partners, refined our scheduling and leveraged our audience connections across platforms in a variety of innovative ways. We made particular progress in increasing ratings among audiences and in dayparts that provided the greatest opportunity for increased revenues, and our revenue-weighted ratings were particularly strong.

•

We continued to innovate and refine the distribution of our content, launching apps for our major brands, optimizing new windowing strategies, and negotiating attractive agreements with major distributors across a wide variety of traditional and internet-connected platforms. These strategies, among others, led to growth in our affiliate, advertising and ancillary revenues.

•

Despite challenging macroeconomic conditions in Europe, we made a number of strategic moves to position ourselves well for international growth. We aligned our cost structure, while launching a number of new channels —including the Paramount Channel in France and Comedy Central Asia — and took full operational ownership of our MTV channels in Brazil, Russia and Italy.

•

We successfully released a number of feature films, including developing a new franchise in World War Z, and we are creating a lean television production organization at Paramount focused on developing content for a wide variety of platforms. We also continued to focus on Paramount’s cost structure and pursued innovative promotion and marketing approaches for Paramount’s releases.

26     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

•	We continued to aggressively manage costs, both domestically and internationally, and enhanced our operational efficiency.

•

Our solid operating profile allowed us to return to our pre-recession target leverage ratio and strategically access the capital markets, issuing senior notes and debentures at very attractive rates and extending our weighted average maturity. This allowed us to aggressively return significant capital to our stockholders by increasing our quarterly dividend and the size of our stock repurchase program.

Our stock performed very well in fiscal year 2013

During fiscal year 2013, our Class B common stock generated a total stockholder return of 59% compared to the total stockholder return of the Standard & Poor’s 500 Index over the same period of 19%.

Compensation decisions reflected our performance

The efforts and leadership of our senior management team,

including our named executive officers (“NEOs”), remain critical to our accomplishments and allowed us to produce results that strengthened our business, delivered strong financial performance, created value for our stockholders and allowed us to return capital to our stockholders in the form of significant dividends and share repurchases. During the period, we continued to perform well and we remain well positioned to capitalize on future opportunities and successfully address future challenges. These accomplishments provide context for our pay-for-performance approach and the key compensation decisions made by our Compensation Committee in fiscal year 2013.

The bonus and equity compensation decisions for each of our NEOs in fiscal year 2013 are discussed in detail below under “Compensation Program Design — Annual Performance-Based Cash Bonus” and “Compensation Program Design — Equity Awards.”

Fiscal Year 2013 Named Executive Officer Compensation

The achievements previously discussed were a direct result of the leadership of our NEOs and other senior executives. Our NEOs for fiscal year 2013 were:

•	Sumner M. Redstone, Executive Chairman and Founder;

•	Philippe P. Dauman, President and Chief Executive Officer;

•	Thomas E. Dooley, Senior Executive Vice President and Chief Operating Officer;

•	Michael D. Fricklas, Executive Vice President, General Counsel and Secretary;

•	Wade C. Davis, Executive Vice President, Chief Financial Officer; and

•	James W. Barge, former Executive Vice President, Chief Financial Officer.

Mr. Davis assumed the position of Executive Vice President, Chief Financial Officer effective November 27, 2012. We announced on that date that Mr. Barge would be leaving Viacom in order to pursue other interests. Because Mr. Barge was one of our NEOs for a portion of fiscal year 2013, we have included him throughout this Compensation Discussion and Analysis.

Individual NEO performance and qualifications are key factors in the Committee’s compensation decisions. The Committee considers the executive’s professional experience, tenure and accomplishments at our company and/or within the industry, the executive’s individual performance if he or she is an existing employee, the executive’s compensation history, compensation levels of executives at comparable levels within the company, competitive conditions, management development and succession planning activities and input from Pay Governance. Several of our NEOs and many of our divisional executives have been affiliated with Viacom for many years and this is reflected in their compensation packages.

Base Salary and Target Annual Cash Bonus

Other than increases in Mr. Davis’ annual base salary and target annual bonus to $1.2 million for fiscal year 2013 in connection with his promotion to Executive Vice President, Chief Financial Officer, which were effective November 27, 2012, annual base salaries and target annual bonuses for our NEOs for fiscal year 2013 were unchanged from fiscal year 2012: Mr. Redstone’s annual base salary was $1.75 million and his target annual bonus was $6 million; Mr. Dauman’s annual base salary was $3.5 million and his target annual bonus was $12 million; Mr. Dooley’s annual base salary was $2.5 million and his target annual bonus was $9.5 million; Mr. Fricklas’ annual base salary was $1,287,500 and his target annual bonus was $2.475 million; and Mr. Barge’s annual base salary was $978,500 and his target annual bonus was $978,500 until his departure from the company.

VIACOM INC.  ï  2014 Proxy Statement    27

  EXECUTIVE COMPENSATION

Equity Awards

Our annual equity awards to NEOs in fiscal year 2013 were granted at the target values in their employment agreements and are set forth in the table below. Stock options and RSUs were granted at the meeting of the Compensation Committee that took place in May. PSUs for Messrs. Dauman and Dooley were granted on January 1, 2013 pursuant to the terms of their employment agreements. Messrs. Redstone and Barge did not receive a Viacom equity award in fiscal year 2013.

NEO	Award Type	Award Percentage of Target Value	Number of Class B Shares Underlying Award (1)	Vesting or Performance Period	Exercise Price/Performance Conditions (2)
Philippe P. Dauman	Stock Options	50%	460,829	4 years	$69.56
	PSUs (3)	50%	113,144	3 years	Performance relative to S&P 500 companies
Thomas E. Dooley	Stock Options	50%	368,664	4 years	$69.56
	PSUs (3)	50%	90,515	3 years	Performance relative to S&P 500 companies
Michael D. Fricklas	Stock Options	40%	92,166	4 years	$69.56
	RSUs (4)	60%	25,877	4 years	Time-vesting only
Wade C. Davis	Stock Options	40%	36,866	4 years	$69.56
	RSUs (4)	60%	10,351	4 years	Time-vesting only
(1)

The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant. Stock options have an eight-year term until expiration. The number of RSUs granted is determined by dividing the value of the award by the closing market price of our Class B common stock on the date of grant ($69.56). For PSUs, the number shown in the above table equals the target number of PSUs, and was determined by dividing the value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.

(2)

Stock option exercise price is equal to the closing market price of our Class B common stock on the date of grant (May 22, 2013). See “Compensation Program Design – Equity Awards – Performance Share Units” below for additional detail on the PSU performance conditions.

(3)	See “Compensation Program Design — Equity Awards — Performance Share Units” below for additional detail on the PSU performance conditions.
(4)	See “Compensation Program Design — Equity Awards — Use of Stock Options, RSUs, PSUs and PRSUs” below for additional detail on the RSUs.

Pay-For-Performance Approach

The tables below compare target compensation for our NEOs under the terms of their respective employment agreements to actual compensation and demonstrate the impact of our pay-for-performance approach.

NEO	Employment Agreement Terms — Fiscal Year 2013
	Base Salary	Target Bonus	Target Annual Equity Award Value (1)	Target Compensation	% of Target Compensation That Is Performance- Based and/or Equity-Linked (2)
Sumner M. Redstone	$1,750,000	$6,000,000	$—	$7,750,000	77%
Philippe P. Dauman	3,500,000	12,000,000	12,000,000	27,500,000	87%
Thomas E. Dooley	2,500,000	9,500,000	9,600,000	21,600,000	88%
Michael D. Fricklas	1,287,500	2,475,000	3,000,000	6,762,500	81%
Wade C. Davis	1,200,000	1,200,000	1,200,000	3,600,000	67%
James W. Barge (3)	978,500	978,500	800,000	2,757,000	65%
(1)

Messrs. Dauman and Dooley received their target annual equity awards in the form of stock options and PSUs, and Messrs. Fricklas and Davis received their target annual equity awards in the form of stock options and RSUs. Target annual equity award values have not changed since 2006 for Messrs. Dauman and Dooley, and since 2007 for Mr. Fricklas, excluding the one-time equity awards granted to Messrs. Dauman and Dooley in 2010 in connection with their employment agreement renewals. See “Compensation Program Design — Equity Awards” below for information on how award value is calculated. There is no guarantee that the executives will realize the target value of their equity awards, as the amount the executive ultimately realizes will depend on the market value of our stock at the time of exercise or settlement and, in the case of PSUs, our performance over the three-year performance period.

(2)

Performance-based compensation includes target annual bonus amounts, stock options and PSU awards, each of which represents a form of compensation for which a set level of company or stock performance is required to realize compensation from the award. Equity-linked compensation includes RSUs, for which continued employment is the sole criterion for receipt but which have a value to the NEO that fluctuates with our stock price.

(3)	Reflects target compensation prior to Mr. Barge’s resignation as our Chief Financial Officer, effective November 27, 2012.

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The following charts show the basic pay mix for our CEO and for our other NEOs and illustrate the amount of target compensation that is performance-based and/or equity-linked:

The table below shows how performance is reflected in the Committee’s decisions on annual bonus amounts for each of our fiscal years 2013, 2012, and 2011. The performance goals for our fiscal year 2013 bonus program and information on how the Committee determined the 2013 bonus amounts are discussed under “Compensation Program Design — Annual Performance-Based Cash Bonus” below.

NEO	FY 2013		FY 2012		FY 2011
	Actual Bonus	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus	Target Bonus
Sumner M. Redstone	$8,450,000	$6,000,000	$5,750,000	$6,000,000	$10,000,000	$6,000,000
Philippe P. Dauman	16,900,000	12,000,000	11,500,000	12,000,000	20,000,000	12,000,000
Thomas E. Dooley	13,400,000	9,500,000	9,200,000	9,500,000	16,000,000	9,500,000
Michael D. Fricklas	2,780,000	2,475,000	2,153,250	2,475,000	3,350,000	2,400,000
Wade C. Davis	2,000,000	1,200,000	—	—	—	—
James W. Barge	978,500	978,500	851,300	978,500	1,254,000	950,000

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  EXECUTIVE COMPENSATION

Compensation Program Design

The following section provides additional detail on our compensation philosophy, components of compensation and how our programs are designed and complement each other.

Employment agreements are standard in our industry for top executives, and are important for recruiting purposes as well as for their restrictive and other covenants. Each of our NEOs has an employment agreement in which the Committee sets the components of compensation and initial compensation levels. Compensation levels are generally reviewed annually to ensure they continue to reflect the executive’s performance as well as remain competitive. The key terms of our NEO employment agreements are described below and in the narrative following the Fiscal Year 2013 Summary Compensation Table.

Component	Compensation Profile	Rationale
Base Salary	Guaranteed; Merit increases reflect performance	Rewards individual experience, performance and tenure, and considers competitive market data
Annual Cash Bonus	Performance-based	Rewards annual company operating and strategic performance and individual performance during the year
Annual Equity Awards	Performance-based and/or linked to stock performance

Contain multi-year vesting periods and/or performance conditions designed to motivate employees to focus on long-term growth and create stockholder value, as well as to provide retentive value for us

•    Stock options: vest in equal annual installments over 4 years

•    PSUs: have a performance period of 3 years

•    RSUs: vest in equal annual installments over 4 years

One-Time Equity Awards	Performance-based and/or linked to stock performance	See “Annual Equity Awards” above • Stock options: vest in equal annual installments over 4 years • PRSUs: have a performance period of 4 years
Health and Retirement Benefits	Guaranteed	Support the health and safety of our employees and provide mechanisms for retirement savings
Severance and Restrictive Covenants	Contingent	Provide capped cash payments upon termination without “cause” or resignation for “good reason” (as defined in agreement). No severance payment is made if an employee leaves voluntarily or is terminated for “cause.” Severance protections are designed to allow executives to think and act independently (balanced by our ability to terminate without “cause”) and provide consideration for restrictive covenants

The Committee considers each component of compensation individually and in the aggregate as part of its pay-for-performance approach, with its general goal being that a large part of the compensation package be performance-based and/or equity-linked rather than guaranteed cash. Each component is designed to serve a specific purpose and is evaluated both separately and in light of the overall value of the award. The components of our compensation packages generally include:

Base Salary

Base salaries for our NEOs and other executive officers are generally reviewed annually by the Committee and increased at its discretion if individual performance and competitive considerations warrant. The base salaries for other executives and employees are generally reviewed annually and adjusted at the discretion of management.

Annual Performance-Based Cash Bonus

Our annual bonuses are paid under our Short-Term Incentive Plan (“STIP”), which is a broad-based program that we use to incent and reward management at all levels to obtain superior operating, strategic and individual results during a particular year. Prior to the start of fiscal year 2013, the Board of Directors approved a fiscal year 2013 budget that, consistent with prior years, contained challenging targets to drive growth. The Committee then established performance goals for our fiscal year 2013 bonus program that are directly linked to our achievement of the budget’s goals as well as achievement of specific qualitative objectives. The ability of a participant to realize a bonus at target is linked to the achievement of results at budget.

Our NEOs participate in the Senior Executive STIP, a plan that contains a separate performance goal and is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). This performance goal was achieved in fiscal year 2013, since our operating income for STIP purposes of $3.942 billion exceeded the fiscal year 2013 performance target set for the Senior Executive STIP of $3.067 billion. The Senior Executive STIP provides for a maximum allowable bonus amount of eight times base salary or $50 million, whichever is lower, if the performance target is achieved and certified by the Committee, and in no event may the actual bonus that we pay an NEO exceed that amount.

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Our Compensation Committee then uses its discretion to adjust the actual bonuses down, based on an award structure and performance goals that are the same as the STIP.

In fiscal year 2013, approximately 4,990 of our 10,000 employees participated in the Senior Executive STIP and the STIP. Our divisional business multipliers in 2013 ranged from 45% to 117% of target, and in fiscal year 2012, they ranged from 45% to 121% of target.

The design of our Senior Executive STIP and STIP programs are reviewed and approved by the Committee each year. Key elements of the design for our fiscal year 2013 include the following:

Maximum and Minimum Bonus Amounts

Based on the achievement of the performance goals set by the Committee, as well as individual performance, cash bonus amounts can range from 0% to 200% of an individual’s target annual bonus amount.

Performance Goals Overview

•	Our performance goals for fiscal year 2013 related to achievement of operating income (weighted 60%), free cash flow (weighted 20%) and qualitative objectives (weighted 20%).

•

Operating income for STIP purposes was increased to $3.942 billion (from our reported operating income of $3.836 billion) principally reflecting exclusion of certain restructuring charges at our Media Networks and Filmed Entertainment segments.

•	Free cash flow is defined as cash provided by operations minus capital expenditures, plus excess tax benefits from equity-based compensation awards.

•

Our qualitative objectives in fiscal year 2013 were, for corporate (including all of our NEOs), furtherance and achievement of company-wide strategic initiatives; for Viacom Media Networks and BET Networks, achievement of ratings growth at their respective networks and implementation of initiatives designed to improve operating margins; for Paramount Pictures, implementation and achievement of cost reduction initiatives, continued focus on improving return on invested capital and timely development of the animation initiative; and for all STIP participants, timely adherence to achievement of corporate goals, inclusion and talent development, compliance and policy objectives.

•	Operating income and free cash flow performance goals are used because they encourage executives to achieve superior operating results while taking into account appropriate cost management.

•

Operating income and free cash flow performance is determined relative to our operating budget, which is approved by our Board of Directors before the start of the fiscal year for which bonuses are paid. Bonuses for corporate executives are based on overall company performance; bonuses for divisional executives are based on the performance of their division or, in many cases, smaller business units.

Setting Performance Goals

•

When setting the range of performance goals for operating income and free cash flow at the outset of the fiscal year, the Committee considers our financial results from the prior year and our annual operating budget for the coming year, as approved by the Board. The budget reflects desired growth rates, strategic initiatives, the economic environment, and other business fundamentals.

•	The Committee uses this information to set operating income and free cash flow performance grids for corporate and each of the divisions.

•

Achievement of operating income and free cash flow at budget equates to a performance factor of 100% on each performance grid. We believe our budgeting process is rigorous and results in goals that are meaningful and challenging, the achievement of which is designed to drive stockholder value.

•

A minimum performance factor of 0% results in no bonus being earned. Consistent with the maximum bonus amounts, a maximum of 200% can be earned for each performance goal (including the qualitative goals) before the respective weightings are applied.

•	The performance range on the grids is 25% to 200% of the target annual bonus amount, with performance below the level required to generate a payout of 25% resulting in a performance factor of 0%.

•

The Committee sets the payout on each grid from 25% to 200% in a manner that is designed to, within reasonable limits, encourage overachievement and penalize underachievement, while recognizing the need to encourage performance throughout the year, even in difficult conditions.

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  EXECUTIVE COMPENSATION

Committee Determination of Bonus Amounts

•

For corporate and each of the divisions, the Committee reviews actual fiscal year financial performance compared to the goals set by the Committee prior to the commencement of the year, as well as Mr. Dauman’s and senior management’s assessment of the achievement of the qualitative factors. The resulting performance multiplier is then applied to the aggregate target annual bonus amounts for all STIP participants (by division) to create the recommended aggregate dollar amount of the corporate and business unit bonus pools.

•	Once the bonus pools are established, individual bonus amounts are increased or decreased based on individual performance.
•

The Committee may consider other financial or qualitative factors significant to the year, such as the extent to which the performance targets were met in ways that related to the fundamentals of the business and furthered our long-term interests as well as the appropriateness of excluding unusual expenses or impacts on financial results that it believes have the effect of distorting the performance goals.

•

Due to his resignation as our Chief Financial Officer, effective November 27, 2012, Mr. Barge’s fiscal year 2013 bonus was based on corporate performance and not individual performance, pursuant to the terms of his employment agreement.

The following table sets forth the corporate performance goals that applied to our NEOs in fiscal year 2013, with the bottom of the performance range equal to a performance factor of 25% and the top of the range equal to a performance factor of 200%. The Committee determined that the corporate performance multiplier applicable to participants in the Senior Executive STIP for fiscal year 2013 was 117%, as shown in the table.

Performance Goals	Performance Range (in millions)	Fiscal 2013 Performance (in millions)		Resulting Performance Factor	Weighting	Weighted Performance Factor
Operating income	$3,271-4,633	$3,942	(1)	87%	60%	52%
Free cash flow	$1,433-2,839	$3,051	(2)	200%	20%	40%
Qualitative objectives	N/A	N/A		125%	20%	25%
Corporate performance multiplier						117%
(1)

Operating income for STIP purposes was increased to $3.942 billion (from our reported operating income of $3.836 billion), principally reflecting exclusion of certain restructuring charges at our Media Networks and Filmed Entertainment segments.

(2)

We define free cash flow, which is a non-GAAP measure, as cash flow provided by operations minus capital expenditures, plus excess tax benefits from equity-based compensation awards. Free cash flow for STIP purposes was increased to $3.051 billion (from our reported free cash flow of $3.02 billion), reflecting the addition of payments made in connection with discontinued operations.

Individual NEO Performance

The Committee also approves individual bonus amounts for the executives within its oversight, which includes all of the NEOs. Mr. Dauman makes specific bonus recommendations for each of those executives other than Mr. Redstone and himself. Given the accomplishments of each executive in fiscal year 2013, the Committee established certain bonus amounts for each executive based on the corporate performance multiplier and their individual accomplishments.

In addition to the accomplishments discussed earlier in this section:

•

Mr. Redstone continued to oversee the activities of the Board of Directors. Under his leadership and vision, the company enhanced its financial position and continued to strengthen its overall business in the current economic environment.

•

Mr. Dauman and Mr. Dooley continued to provide strategic leadership and management for our company. They and their senior executive teams executed on key operational goals such as enhancing our creative teams and directing significant investment in content creation, concluding favorable affiliation arrangements in both traditional and digital distribution, driving ad sales, strengthening our international operations and focusing our motion picture operations, in each case while maintaining cost discipline and enhancing our operating leverage. They led the company in accessing capital markets on favorable terms, allowing the company to return $5.4 billion of capital to stockholders in the forms of stock buybacks and dividends. Under their leadership, senior management continued to execute a company-wide leadership development initiative and foster a diverse and inclusive corporate culture.

•	Mr. Fricklas and Mr. Davis participated in and advised the senior management team and:

•

Mr. Fricklas provided leadership on a wide variety of matters, including resolving a number of legal matters on terms favorable to the company, continuing to lead the legal team supporting senior management in a wide variety of matters while enhancing the legal function across Viacom and its divisions, successfully managing certain reorganizations in his legal team,

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and providing new opportunities for lawyers from within while recruiting new talent from outside the organization; and

•	Mr. Davis provided leadership of the company’s finance function and strategy and corporate development function. He strengthened and streamlined our finance organization and processes,

successfully executed new issuances of public debt and a debt-for-debt exchange offer, reduced our global effective tax rate and led the financial team in achieving our successful financial performance and effective capital structure, including our significant return of capital to stockholders in the form of increased stock buybacks and dividends.

Equity Awards

Our Long-Term Management Incentive Plan (“LTMIP”) is a broad-reaching program that motivates management to focus on long-term growth and the performance of our stock price, and provides retentive value to us through multi-year vesting schedules for equity awards. In fiscal year 2013, approximately 1,440 employees participated in the LTMIP.

The Committee approves all of our equity awards, which take the form of (i) stock options, (ii) RSUs, (iii) PSUs and (iv) PRSUs, except those granted by Mr. Dauman pursuant to a limited delegation of authority to grant employee equity awards with values below certain thresholds. The Committee determines, either by employment agreement or at the time of grant, the appropriate type, combination and value of each equity award. The target values for our NEO equity awards are specified in their employment agreements.

Use of Stock Options, RSUs, PSUs and PRSUs

The Committee believes it is appropriate for Messrs. Fricklas and Davis to receive annual equity awards that are comprised of a mix of stock options and RSUs. Awards of equal value would result in an executive receiving fewer RSUs than stock options and, as a consequence, RSUs have less of a potential dilutive effect to stockholders than an equivalent award of stock options. In addition, RSUs continue to have value as the stock price declines and accordingly provide motivation and retentive value in down markets, and the accounting associated with stock options and RSUs, which generally have similar or greater value to employees than PSUs, results in a lower expense to us than PSUs. Stock options are more sensitive to the stock price and have no value to the NEO if the current share price is less than the closing price on the date of grant. In contrast, RSUs, which vest on the basis of continued service, always have value equal to our stock price. For these reasons, the Committee believes that a ratio of 40% stock options and 60% RSUs for awards to Messrs. Fricklas and Davis appropriately balances the goals of providing performance incentives, retention value and stockholder alignment with the cost of the awards to us.

As specified in their employment agreements, Messrs. Dauman and Dooley are entitled to receive annual equity awards that are comprised of stock options and PSUs. In addition, the Committee granted a one-time PRSU award to each of Mr. Dauman and Mr. Dooley in connection with their employment agreement renewals in fiscal year 2010. The Committee believes PSUs, which are valued based on the performance of our stock relative to a broad market index, continue to be an effective tool to motivate those executives’ performance in the long-term interests of the company because Messrs. Dauman and Dooley have overall corporate oversight and responsibility and therefore a greater ability to impact stockholder value than other employees. In providing for PSU awards, the Committee reviewed, among other things, the executives’ overall mix of compensation elements and set target values for the PSU awards in the context of the Committee’s objectives for the overall compensation package. The Committee believes it was appropriate for Messrs. Dauman and Dooley to receive a one-time PRSU award to motivate those executives’ performance in the long-term interests of the company, since the value realized depends on our performance over four successive fiscal years. Like PSUs, PRSUs have an “at risk” component to incent the achievement of company performance goals, with the maximum and minimum parameters designed to balance the Committee’s objectives of incenting performance in a way that enhances stockholder value and the retention of valuable executives.

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  EXECUTIVE COMPENSATION

Performance Share Units

PSU awards are made in the form of a target grant. The target number of PSUs is equal to the target award value divided by the average closing price of our Class B common stock during the 10 trading days ending on the date of grant. The number of shares of Class B common stock the executive ultimately receives at the end of the measurement period depends on the total stockholder return (“TSR”) of our Class B common stock measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”). The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group is used to calculate the number of shares received. The maximum payout is 300% of the target award, which the executive would be eligible to receive if our stock outperformed every other company in the reference group. The payout schedule for the awards is set forth in the following table.

Schedule (1)
• If Viacom achieves less than the 25th percentile TSR, the award of PSUs will be forfeited, unless the EPS hurdle is met
• If Viacom achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target award, subject to adjustment if the EPS hurdle is met
• If Viacom achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target award
• If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the S&P 500 for TSR), the number of shares to be delivered under the award will be 300% of the target award
(1)

For achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective shares delivered at such percentiles, subject to adjustment between the 25th and 50th percentile, if the EPS hurdle is met.

EPS Hurdle

•

The EPS, or earnings per share, hurdle is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control.

•

If we achieve less than the 50th percentile TSR during the measurement period but achieve the EPS hurdle, the executive would receive the average of his target award and the award he would have earned under the above schedule.

•

For the 2013 PSU grants, the Committee set the EPS hurdle as achievement of compound annual growth rate of diluted EPS from continuing operations that is greater than the median compound annual EPS growth rate for the companies in the reference group during the measurement period of 2013 – 2015. This is a challenging, relative metric, and whether we will meet the hurdle is uncertain until our 2015 financial results are determined.

Performance Restricted Share Units

PRSUs represent a right to receive a number of shares of Class B common stock over four performance periods, with a target number of shares (a “Target PRSU Award”) to be delivered in respect of each performance period. The performance periods are each of the first four full fiscal years starting after the execution of the employment agreement providing for the PRSU grant. The minimum and maximum number of shares that will be delivered to an executive in respect of any performance period is 75% and 125%, respectively, of the Target PRSU Award. The number of shares of Class B common stock the executive ultimately receives at the end of each performance period depends on a “Current Achievement Percentage” calculated for the performance period as follows: 75% of the Current Achievement Percentage is calculated as a ratio of the achievement of operating income for the current performance period to the operating income goals established for the current performance period under the Senior Executive STIP; 25% of the Current Achievement Percentage is calculated as a ratio of the achievement of free cash flow for the current performance period to the free cash flow goals for the current performance period under the Senior Executive STIP; and in no event may either component ratio exceed 200%. The Current Achievement Percentage for the current performance period is then averaged with the Current Achievement Percentages for any prior performance periods to produce a “Cumulative Achievement Percentage” on which the payout is based, according to the following schedule.

Schedule (1)
• If the Cumulative Achievement Percentage is 75% or less, the number of shares to be delivered under the award will be 75% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 100%, the number of shares to be delivered under the award will be 100% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 125% or more, the number of shares to be delivered under the award will be 125% of the Target PRSU Award
(1)

For a Cumulative Achievement Percentage at an intermediate point between 75% and 100%, or between 100% and 125%, the number of shares to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages.

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Benefits

We provide traditional benefit plans and programs to our executives and employees on the same relative basis with few exceptions, which are described under “Perquisites” below. These plans include:

•	a tax-qualified defined benefit Pension Plan (frozen as of December 31, 2012) and a related Excess Pension Plan (frozen as of April 1, 2009);

•	a tax-qualified defined contribution 401(k) Plan, with a company match and potential profit-sharing contribution, and Excess 401(k) Plans with a company match;
•	a bonus deferral plan, which allows an executive to elect to defer a portion of his or her annual cash bonus amount; and

•	health coverage, life insurance, disability benefits and other similar benefits.

For more detail on our benefit plans, see the narratives following the “Fiscal Year 2013 Pension Benefits” and “Fiscal Year 2013 Nonqualified Deferred Compensation” tables.

Perquisites

We generally provide few perquisites to our NEOs. However, we and the Committee believe that some perquisites, as discussed below and in footnote (5) to the “Fiscal Year 2013 Summary Compensation Table,” are appropriate for the reasons discussed below. The executives are taxed as appropriate on these perquisites, and we do not gross up our NEOs for these taxes.

•

Our NEOs may be eligible to use the Viacom aircraft for personal use. Mr. Dauman may use the Viacom plane to travel to meetings of the other board of directors on which he serves, and we consider amounts related to such travel to be a perquisite.

•

We have a car and driver in New York, which are provided to Mr. Redstone and Mr. Dauman for security reasons and are occasionally used for business purposes by other executives. Mr. Redstone is also provided with a car and driver in his hometown of Los Angeles. Any personal use of a car and driver by either Mr. Redstone or Mr. Dauman, including commuting, is considered a perquisite.

•

Under their employment agreements, certain of our NEOs receive life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally. This incremental amount is considered a perquisite. We pay the premiums for these life insurance benefits and do not generally provide any other death benefit such as salary continuation. In 2013, we provided $5,000,000 in coverage for each of Messrs. Dauman, Dooley and Fricklas.

Our NEOs also receive occasional tickets to company events, DVDs and merchandise related to our businesses. For business purposes, an NEO’s spouse may also accompany him from time to time to these events. These items involve a de minimis or no incremental cost to us, and we believe they serve a legitimate business purpose.

Severance and Restrictive Covenants

The Committee believes that providing certain severance benefits is important to attract and retain high-caliber executives in our industry and provide consideration for the executive’s commitments under the employment agreement. For non-contractual employees, we also maintain a more broad-based severance plan that generally provides our employees with a set number of weeks of severance.

Our NEO agreements (other than Mr. Redstone’s) provide for cash payments upon termination without “cause” or resignation for “good reason.” For Messrs. Dauman and Dooley, these payments are generally capped at three years of base salary and bonus amount in the year of termination, subject to adjustment if fewer than three years remain in the employment term. For Messrs. Fricklas and Davis, these payments are generally capped at the lesser of two years of base salary and bonus amount in the year of termination or the remaining cash compensation payable under the agreement. No payment is made if an employee leaves voluntarily or is terminated for “cause.” The employment agreements define “good reason” and “cause.”

Receipt of severance is conditioned on the employee’s signing a release of claims and continuing compliance with certain restrictive and other covenants. Typical restrictive covenants in our employment agreements include commitments not to compete with our company during the term of the agreement, not to solicit our employees to leave our company within a specified time frame, and to protect our confidential information.

For detail on the severance obligations we may have to our NEOs upon termination of employment, see the section “Potential Payments Upon Termination or Change-In-Control.” These obligations were negotiated at the time we entered into each NEO’s employment agreement.

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  EXECUTIVE COMPENSATION

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we generally structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Any individual base salary we pay over $1,000,000 is not tax deductible. The performance-based compensation we pay in the form of annual cash bonus amounts under our Senior Executive STIP is designed to comply with the requirements of Section 162(m) and therefore be tax deductible. In addition, our stock option and PSU grants under the LTMIP contain performance and/or market conditions and are designed to be Section 162(m) compliant. RSUs with time-vesting only and the target payout under the PRSUs are not tax deductible to the extent they result in compensation that exceeds the $1 million limit under Section 162(m).

Our deferred compensation arrangements, including those in our employment agreements and compensation and benefit plans, are designed to comply with Section 409A of the Internal Revenue Code.

Risk Assessment of Compensation Programs

We annually review with our Compensation Committee and our outside compensation consultant our company-wide compensation programs to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us. For example, our STIP and LTMIP, which are our two primary, company-wide compensation programs, balance each other by providing compensation that rewards short-term and long-term performance. The STIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allowing the Compensation Committee to determine the final amounts of all bonuses, and the LTMIP provides balanced incentives through a mix of equity awards such as PSUs, PRSUs, stock options and RSUs, which have varying vesting schedules and levels of performance and/or market conditions to encourage long-term growth and provide retentive value. In addition, we have various policies, such as our “clawback” policy, that are designed to discourage undue risk-taking or manipulation of financial reporting.

Compensation Decision Process and Compensation Policies

Compensation Committee Composition

Compensation decisions for our NEOs, other executive officers and certain key divisional executives are made by the Committee. During fiscal year 2013, the Committee was comprised of five independent directors: Blythe J. McGarvie, Deborah Norville (who joined the Committee as of March 21, 2013), Charles E. Phillips, Jr., Frederic V. Salerno (Chair) and William Schwartz. The Committee has the sole decision-

making authority for the compensation of our NEOs and, under its Charter, may not delegate this authority in connection with any material element of NEO compensation. As discussed below, the Committee considers information and recommendations from several sources when making its compensation decisions.

Management’s Role

The Committee interacts with management regarding our executive compensation initiatives and programs. For our senior executives other than Messrs. Redstone and Dauman, the proposed terms of new employment agreements and annual merit compensation reviews, if any, are initially discussed by Mr. Dauman and Scott Mills, our Executive Vice President, Human Resources and Administration (except with respect to his own agreement), with input from the executive to whom the NEO directly reports (if other than Mr. Dauman). The proposed terms of the agreements are presented to the Committee for consideration and approval. All of our NEOs have input into the compensation decisions for the executives and employees who report to them.

See “Compensation Program Design — Annual Performance-Based Cash Bonus — Individual NEO Performance” above for additional information regarding Mr. Dauman’s role in recommending bonus amounts.

Messrs. Dauman, Dooley and Mills also participate in STIP and LTMIP design discussions, including forming recommendations with respect to performance targets, the results of which are presented to the Committee for consideration and determination. They may provide input to the Committee and/or the Board, as appropriate, from time to time on benefits, retirement programs and other matters related to our Human Resources function.

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Independent Compensation Consultant

Since January 1, 2006, the Committee has retained the services of an independent compensation consultant with particular expertise in compensation matters for media and entertainment companies. Pay Governance, the Committee’s independent compensation consultant, is engaged by, and reports directly to, the Committee. A representative of Pay Governance attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Pay Governance, the Committee’s decisions ultimately reflect many factors and considerations. See “Our Board of Directors — Compensation Committee” for additional information.

The Entertainment Industry and Use of Peer Company Data

The Committee considers information about the practices of our media and entertainment industry peer companies and other comparable public companies, as well as evolving market practices, because it believes that reviewing this information is appropriate to ensure that it makes informed compensation decisions. The Committee does not benchmark the compensation of any executive over which it has oversight to any particular percentile, or range of percentiles, of peer company data. Rather, the Committee considers the compensation levels for similar executive positions at our peer companies as only one factor in its decision-making process. One reason for this is that the structure and organization of other companies, as well as the duties, responsibilities, tenure and talents of executives at other companies, often vary considerably. Specifically, Pay Governance advises the Committee based on an analysis of information about the other major, diversified media and entertainment industry companies, The Walt Disney Company, Time Warner Inc., Twenty-First

Century Fox Inc. (News Corporation prior to June 2013) and CBS Corporation. The Committee may also consider advice provided by Pay Governance based on a broad industry peer group, which was comprised of the following companies in fiscal year 2013: Altria Group, Inc., AT&T Inc., Cablevision Systems Corporation, CBS Corporation, Cisco Systems, Inc., The Coca-Cola Company, Comcast Corporation (NBC Universal prior to March 2013), Dell, Inc., Gannett Co., Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, PepsiCo, Inc., The Procter & Gamble Company, Sprint Nextel Corporation, Time Warner Inc., Verizon Communications Inc., The Walt Disney Company and Yahoo! Inc. In addition, the Committee generally monitors compensation best practices and considers alternatives for compensation program design using their own experience and judgment, as well as by reference to the experience and practices of other large public companies and expert commentary. The Committee does not refer to any set group of companies for this purpose.

Clawback Policy: Adjustment to Bonuses/Equity Awards in the Event of a Restatement

Since 2006, the Committee has had a policy under which it reserves the right to require, at any time, any of our employees or former employees to return all or a portion of the bonus and/or equity compensation the employee receives if any of the performance goals or quantitative factors considered in determining the amount of the award are restated in a manner that would have affected the amount if known prior to the grant, or, with respect to bonus amounts, if such restatement alters the Committee’s assessment of the employee or former employee’s individual performance in a manner that warrants reduction. The Committee may also require employees to return certain compensation as a result of their material breach of certain restrictive covenants under various agreements. Our incentive plans expressly reserve these powers to the Committee.

Change-in-Control

As further discussed in the section “Potential Payments Upon Termination or Change-In-Control,” we do not have any plans or arrangements that provide for payments or accelerated vesting of incentives solely in connection with a change in control of Viacom. The employment agreements of Messrs. Dauman and Dooley provided for an excise tax gross-up payment with respect to certain payments and benefits to which they could have become entitled if a change in control had occurred, or a contract had been entered into with respect to a change in control, before December 31, 2013. An excise tax gross-up payment was never triggered, and the provision no longer has any force.

Pledges and Hedges of Viacom Stock

Our executive officers are prohibited from hedging or pledging any Viacom securities that they hold directly. (This prohibition does not apply to pledges of stock by National Amusements, Inc., of which Mr. Redstone is the controlling stockholder.) In addition, all of our employees are prohibited from engaging in short sales of our stock and may not hedge or pledge equity compensation.

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  EXECUTIVE COMPENSATION

Wealth Accumulation

The Committee does not consider past wealth accumulation in connection with its compensation decisions. The Committee is focused on ensuring that a large part of our NEOs’ compensation packages is performance-based. The Committee believes that executives and employees should not be penalized in future years for strong performance in prior years, and that all employees, regardless of individual financial situation, should have a compensation package that is competitive for their respective positions. Further, the Committee believes the company’s ability to retain employees is diminished if pay is not at competitive levels.

Timing of Equity Grants

We protect against issues associated with timing of equity awards by granting them on an annual basis at regular Committee meetings generally scheduled more than a year in advance. Since 2006, the Committee has made our annual equity grants to senior executives and other employees at the meeting of the Committee that has taken place in May or June of each year, other than PSU grants made to Messrs. Dauman, Dooley and, prior to 2012, Redstone; PSU grants to these executives have been made on January 1 pursuant to the terms of their employment agreements. Stock option exercise prices and the sizes of the annual equity grants are determined based on the closing price of our Class B common stock on the date of grant.

For certain newly hired executives, and rarely upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. In the case of stock options and RSUs, these grants are made 3 to 10 days after the later of Committee approval, the execution of the employment agreement by both parties or commencement of employment and have an exercise price or value, as applicable, based on the closing price of our Class B common stock on the date of grant. The Committee has delegated limited authority to Mr. Dauman to grant equity awards to employees other than specified executives; the grant date of awards made pursuant to this delegation is at least three days after Mr. Dauman’ s approval.

Repricing of Stock Options

Our LTMIP prohibits the repricing of stock options.

Executive Stock Ownership Requirements

Given the significant stock ownership of Messrs. Redstone, Dauman and Dooley, as well as the significant equity holdings (with multi-year vesting schedules) of our executive team, the Committee believes senior management is appropriately incented to manage the business in line with stockholders’ interests and has not established specified executive stock ownership requirements.

Fiscal Year 2014 Compensation

The Committee determined to increase certain base salary, target annual bonus, and annual equity awards for 2014, which reflects the Committee’s evaluation of the applicable NEOs’ performance and other factors, as follows:

Mr. Dauman’s annual base salary was increased to $4 million from $3.5 million, effective January 1, 2014, and his target annual bonus was increased to $15 million from $12 million, effective October 1, 2013. The target value of his annual equity award, which will continue to consist of 50% PSUs and 50% stock options, was increased to $15 million from $12 million.

Mr. Dooley’s annual base salary was increased to $3 million from $2.5 million, effective January 1, 2014, and his target annual bonus was increased to $12 million from $9.5 million, effective October 1, 2013. The target value of his annual equity award, which will continue to consist of 50% PSUs and 50% stock options, was increased to $12 million from $9.6 million.

Mr. Redstone’s annual base salary was increased to $2 million from $1.75 million, effective January 1, 2014, and his target annual bonus was increased to $7.5 million from $6 million, effective October 1, 2013.

Each of these increases in annual base salary, target annual bonus and, as applicable, target annual equity award for Messrs. Dauman, Dooley and Redstone were the first such increases since 2010.

Mr. Davis’ annual base salary was increased to $1.25 million from $1.2 million and his target annual bonus was increased to $1.55 million from $1.2 million, each effective November 17, 2013.

Fiscal Year 2014 STIP Design

Except for the adoption of new financial targets for the upcoming year, our fiscal year 2014 STIP design is substantially the same as it was in fiscal year 2013. The 2014 qualitative objectives include: (i) for corporate employees, furtherance and achievement of the company-wide strategic initiatives, (ii) timely adherence to achievement of corporate goals, inclusion and talent development, compliance, and policy objectives and (iii) specific strategic goals for each of the divisions.

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Fiscal Year 2013 Summary Compensation Table

The following table presents information on the total compensation for our NEOs in fiscal years 2013, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($) (1)			Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (5)	Total Excluding One-Time Stock Awards ($)	Total ($)
				Annual	One-Time	Total
Sumner M. Redstone Executive Chairman and Founder	2013	$1,750,000		—	—	—	—	$8,450,000	$25,991,352 (4)	$6,529	$36,197,881	$36,197,881
	2012	$1,750,000		—	—	—	—	$5,750,000	$12,908,463	$9,003	$20,417,466	$20,417,466
	2011	$1,750,000		$5,087,874	—	$5,087,874	$3,000,003	$10,000,000	$1,131,025	$30,955	$20,999,857	$20,999,857
Philippe P. Dauman President and Chief Executive Officer	2013	$3,500,000		$9,088,858	$1,289,844	$10,378,702	$5,999,994	$16,900,000	$(20,349)	$407,403	$35,875,906	$37,165,750
	2012	$3,500,000		$10,274,314	$1,852,431	$12,126,745	$5,999,996	$11,500,000	$54,720	$269,363	$31,598,393	$33,450,824
	2011	$3,500,000		$10,175,681	$3,139,620	$13,315,301	$6,000,005	$20,000,000	$45,610	$262,636	$39,983,932	$43,123,552
Thomas E. Dooley	2013	$2,500,000		$7,271,070	$1,031,875	$8,302,945	$4,800,005	$13,400,000	$(24,624)	$92,315	$28,038,766	$29,070,641
Senior Executive	2012	$2,500,000		$8,219,451	$1,481,975	$9,701,426	$4,799,997	$9,200,000	$54,640	$42,183	$24,816,271	$26,298,246
Vice President and Chief Operating Officer	2011	$2,500,000		$8,140,531	$2,511,724	$10,652,255	$4,799,995	$16,000,000	$41,293	$67,233	$31,549,052	$34,060,776
Michael D. Fricklas	2013	$1,287,500		$1,800,004	—	$1,800,004	$1,200,001	$2,780,000	$(194,774)	$26,847	$6,899,578	$6,899,578
Executive Vice	2012	$1,278,125		$1,800,023	—	$1,800,023	$1,199,999	$2,153,250	$325,850	$22,629	$6,779,876	$6,779,876
President, General Counsel and Secretary	2011	$1,241,250		$1,799,998	—	$1,799,998	$1,199,999	$3,350,000	$197,693	$74,190	$7,863,130	$7,863,130
Wade C. Davis Executive Vice President, Chief Financial Officer	2013	$1,152,692		$720,016	—	$720,016	$479,995	$2,000,000	$(44,073)	$19,250	$4,327,880	$4,327,880
James W. Barge	2013	$1,223,125	(6)	—	—	—	—	$978,500	$(6,831)	$4,140	$2,198,934	$2,198,934
Former Executive	2012	$978,500		$479,984	—	$479,984	$320,005	$851,300	$30,740	$17,500	$2,678,029	$2,678,029
Vice President, Chief Financial Officer	2011	$950,000		$480,020	—	$480,020	$320,000	$1,254,000	$21,232	$17,500	$3,042,752	$3,042,752

(1)

Reflects the aggregate grant date fair value of the equity awards granted in the respective year calculated in accordance with FASB ASC Topic 718 – Stock Compensation, not including assumed forfeitures. “Annual” stock awards reflect equity awards granted under our LTMIP as part of our annual equity program; “One-time” stock awards reflect equity awards granted under the LTMIP to the respective NEO in connection with their employment agreement renewals in 2010. See “Compensation Discussion & Analysis” for a detailed discussion of our equity program and the individual awards. Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Reports on Form 10-K for fiscal years 2013, 2012 and 2011.

(2)	Reflects annual cash bonus amounts under the Senior Executive STIP for performance during the respective year.
(3)	Reflects change in pension value only, except for Mr. Redstone. See footnote 4.
(4)

Reflects change in (i) pension value of $(29,157) and (ii) intrinsic value of Mr. Redstone’s stock option equivalents (the “SOEs”) from September 30, 2012 to September 30, 2013 of $26,020,509. Mr. Redstone obtained the SOEs when he converted the cash balance of his deferred salary compensation account to SOEs of equal value on September 27, 2006. We recognized expense of $25,725,512 in fiscal year 2013, expense of $9,700,210 in fiscal year 2012 and income of $520,584 in fiscal year 2011 related to the SOEs. For purposes of this table, we treat any increase in the intrinsic value of the SOEs as preferential since other executives and employees do not have the ability to invest their deferred salary in SOEs.

(5)	All Other Compensation includes the following amounts received in fiscal year 2013 by the NEOs:

	Additional Compensation			Perquisites
	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Life Insurance (a)	Personal Use of Viacom Aircraft (b)	Car Service (c)	Total
Sumner M. Redstone	—	—	—	—	$6,529	$6,529
Philippe P. Dauman	$12,750	—	$7,920	$370,430	$16,303	$407,403
Thomas E. Dooley	$12,750	—	$6,900	$72,665	—	$92,315
Michael D. Fricklas	$12,750	$8,575	$5,522	—	—	$26,847
Wade C. Davis	$5,833	$13,417	—	—	—	$19,250
James W. Barge	$4,140	—	—	—	—	$4,140
(a)

Represents the incremental cost of the life insurance policy we provide in accordance with the terms of each NEO’s respective employment agreement above the cost of life insurance that we provide to employees generally.

(b)

The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, catering, telecommunications, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year, including flights that were made to reposition the plane in connection with the personal travel from either our New York or Los Angeles locations. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane.

(c)

Represents incremental costs in connection with personal use of car service, including amounts attributable to commuting expenses. For security reasons, we provide Messrs. Redstone and Dauman with a shared car and driver in New York for use by them and other executives and provide Mr. Redstone with a car and driver in his hometown of Los Angeles. The amount shown above for Mr. Redstone reflects our half of the incremental cost of his personal use of the car and driver; CBS Corporation reimburses us for the other half.

An executive’s spouse or other guests may accompany him on business travel, including travel on company aircraft, in company-paid car service, and sharing a hotel room. No amounts are included in the table above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimis or no incremental cost to us include meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of tickets, DVDs and other merchandise related to our businesses.

(6)	Amounts shown for Mr. Barge include amounts paid and accrued in fiscal year 2013. In connection with his departure from the company, Mr. Barge was entitled to receive salary through December 31, 2013.

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  EXECUTIVE COMPENSATION

Compensation of Viacom’s Named Executive Officers

Additional detail on the compensation of our NEOs, including decisions made on fiscal year 2014 compensation, can be found in “Compensation Discussion and Analysis.”

Sumner Redstone

Mr. Redstone became our Executive Chairman of the Board and Founder in January 2006. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and served as Chairman of the Board of Former Viacom beginning in 1987. Mr. Redstone, through NAI, is our controlling stockholder.

In January 2010, Mr. Redstone’s annual base salary was increased to $1.75 million, effective January 1, 2010.

Effective January 1, 2014, Mr. Redstone’s annual base salary was increased to $2 million, and effective October 1, 2013, his target annual bonus was increased to $7.5 million from $6 million. The increases reflected the Compensation Committee’s evaluation of Mr. Redstone’s performance, salary history and appropriate pay levels compared to our other senior executives.

Philippe Dauman

Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006. From 1993 to 2000, he served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee. He left management of Former Viacom in connection with the merger with CBS Corporation in 2000.

In January 2010, Mr. Dauman’s annual base salary was increased to $3.5 million, and his target annual bonus was increased to $12 million, each effective January 1, 2010. The increases reflected the Compensation Committee’s evaluation of Mr. Dauman’s performance and other factors. In April 2010, we amended and restated Mr. Dauman’s employment agreement, extending his employment term to December 31, 2016, reflecting the increase in salary and target annual bonus amount set by the Compensation Committee in January and increasing his target annual equity award to $12 million. Mr. Dauman was awarded a one-time grant of stock options to purchase 2 million shares of Class B common stock with an exercise price equal to the closing market price of the Class B common stock on the date of grant, which vest in four equal annual installments beginning on April 20, 2011. Mr. Dauman was also awarded a one-time grant of 1,000,000 PRSUs that vest in four equal annual installments beginning with fiscal year 2011 and deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

Effective January 1, 2014, Mr. Dauman’s annual base salary was increased to $4 million. Mr. Dauman’s target annual bonus was increased to $15 million, effective October 1, 2013. His target annual equity award was increased to $15 million; the award continues to consist of 50% PSUs and 50% stock options. The increases reflected the Compensation Committee’s evaluation of Mr. Dauman’s performance and other factors.

Thomas Dooley

Mr. Dooley has been our Senior Executive Vice President and Chief Operating Officer since May 2010. He served as our Chief Administrative Officer from September 2006 to May 2010 and our Chief Financial Officer from January 2007 to September 2010. From 1980 to 2000, Mr. Dooley served in several positions at Former Viacom, including as its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

In January 2010, Mr. Dooley’s annual base salary was increased to $2.5 million, and his target annual bonus was increased to $8 million, each effective January 1, 2010. The increases reflected the Compensation Committee’s evaluation of Mr. Dooley’s performance and other factors. In May 2010, we amended and restated Mr. Dooley’s employment agreement, extending his employment term to December 31, 2016, reflecting the increase in salary set by the Compensation Committee in January, increasing his target annual bonus amount to $9.5 million and increasing his target annual equity award to $9.6 million. Mr. Dooley was awarded a one-time grant of stock options to purchase 1.6 million shares of Class B common stock with an exercise price equal to the closing market price of the Class B common stock on the date of grant, which vest in four equal annual installments beginning on May 27, 2011. Mr. Dooley was also awarded a one-time grant of 800,000 PRSUs that vest in four equal annual installments beginning with fiscal year 2011 and deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

Effective January 1, 2014, Mr. Dooley’s annual base salary was increased to $3 million, and his target annual bonus was increased to $12 million, effective October 1, 2013. His target annual equity award was increased to $12 million; the award continues to consist of 50% PSUs and 50% stock options. The increases reflected the Compensation Committee’s evaluation of Mr. Dooley’s performance and other factors.

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Michael Fricklas

Mr. Fricklas has been our Executive Vice President, General Counsel and Secretary since January 2006. Prior to that, he served as Executive Vice President, General Counsel and Secretary of Former Viacom beginning in 2000. He first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel.

In connection with Mr. Fricklas’ employment agreement entered into in October 2009, Mr. Fricklas’ annual base salary was increased to $1.215 million, his target annual bonus was increased to $2.3 million, each effective January 1, 2010, and his target annual equity award was $3 million. The increases reflected the Compensation Committee’s evaluation of Mr. Fricklas’ performance and desire to extend his term of employment with the company. Mr. Fricklas’ annual base salary was increased to $1.25 million for 2011 and his target annual bonus was increased to $2.4 million, each effective January 1, 2011. In November 2011, Mr. Fricklas’ annual base salary was increased to $1,287,500 and his target annual bonus was increased to $2.475 million, each effective January 1, 2012. In July 2012, we amended Mr. Fricklas’ employment agreement, extending his employment term to June 30, 2016. Mr. Fricklas did not receive a salary, target annual bonus or annual equity award increase in 2013.

Mr. Fricklas’ employment agreement provides for term life insurance in the amount of $5 million.

Wade Davis

Mr. Davis was elected as our Executive Vice President, Chief Financial Officer, effective November 27, 2012. Prior to that, he served as Executive Vice President, Strategy and Corporate Development beginning in August 2009, as Senior Vice President, Mergers & Acquisitions and Strategic Planning from January 2007 to August 2009 and as Senior Vice President of Mergers & Acquisitions beginning January 1, 2006.

On November 27, 2012, we entered into a new employment agreement with Mr. Davis, with an employment term through November 26, 2015, in connection with his promotion to

Executive Vice President, Chief Financial Officer. His annual base salary, target annual bonus and target annual equity award were each increased to $1.2 million. The increases reflected his promotion and the Compensation Committee’s evaluation of Mr. Davis’ performance and desire to extend his term of employment with the company. Effective November 17, 2013, Mr. Davis’ annual base salary was increased to $1.25 million and his target annual bonus was increased to $1.55 million.

James Barge

Mr. Barge was our Executive Vice President, Chief Financial Officer from October 2010 to November 2012. He served as our Executive Vice President, Tax and Treasury from January 2008 to September 2010 and as our Controller from March 2008 to September 2010.

In October 2010, we entered into a new employment agreement with Mr. Barge in connection with becoming our Chief Financial Officer. His annual base salary was increased to $950,000 for fiscal year 2011, effective October 1, 2010.

His target annual bonus was increased to $950,000. Mr. Barge’s increase reflected his promotion to Chief Financial Officer and the Compensation Committee’s evaluation of Mr. Barge’s performance and desire to extend his term of employment with the company. In September 2011, Mr. Barge’s annual base salary increased from $950,000 to $978,500, while his target annual bonus, which was 100% of his salary, was correspondingly increased from $950,000 to $978,500, each effective October 1, 2011. Mr. Barge was our Chief Financial Officer until November 27, 2012.

Generally Applicable Employment Agreement Provisions

The employment agreements of Messrs. Dauman, Dooley, Fricklas and Davis generally permit the executive to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom. Provisions on termination of employment under various circumstances, including treatment of equity awards and other holdings and applicable restrictive covenants, are discussed in the section entitled “Potential Payments Upon Termination or Change-In-Control.”

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  EXECUTIVE COMPENSATION

Fiscal Year 2013 Grants of Plan-Based Awards

The table below presents information on our non-equity incentive compensation plan awards under our Senior Executive STIP and our equity grants under our LTMIP to our NEOs in fiscal year 2013. The Compensation Committee made our annual LTMIP grants to our NEOs and other LTMIP eligible employees in May 2013, except for the PSU grants to Messrs. Dauman and Dooley, which were made on January 1 pursuant to the terms of their employment agreements. The PRSU grants to Messrs. Dauman and Dooley are a portion of the target PRSU awards made in April and May 2010, respectively, in connection with the extension of their employment agreements and represent grants upon the Compensation Committee’s approval of the performance goals for the performance period ending September 30, 2014. Due to his resignation as Chief Financial Officer, Mr. Barge did not receive an equity grant in fiscal year 2013. For additional information on the terms of the grants, see “Compensation Discussion and Analysis — Compensation Program Design — Equity Awards.”

	Grant Date	Date of Board Action, if Different From Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Type Of Award		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($) (6)	Intrinsic Value of Option Awards; Value of Stock Awards (7)
Name			Threshold ($) (2)	Target ($)	Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Sumner M. Redstone	—	—				—		—	—	—	—	—	—	—	—
			$1,500,000	$6,000,000	$12,000,000
Philippe P. Dauman	1/1/13	4/14/10				PSU	(3)	28,286	113,144	339,432	—	—	—	$9,088,858	$9,456,576	(8)
	5/22/13	—				SO		—	—	—	—	460,829	$69.56	$5,999,994	$6,460,823
	9/11/13	4/14/10				PRSU	(4)	0	15,625	31,250	—	—	—	$1,289,844	$1,305,938	(8)
			$3,000,000	$12,000,000	$24,000,000
Thomas E. Dooley	1/1/13	5/25/10				PSU	(3)	22,629	90,515	271,545	—	—	—	$7,271,070	$7,565,244	(8)
	5/22/13	—				SO		—	—	—	—	368,664	$69.56	$4,800,005	$5,168,669
	9/11/13	5/25/10				PRSU	(4)	0	12,500	25,000	—	—	—	$1,031,875	$1,044,750	(8)
			$2,375,000	$9,500,000	$19,000,000
Michael D. Fricklas	5/22/13	10/1/09				RSU; SO		—	—	—	25,877	92,166	$69.56	$3,000,005	$3,454,967
			$618,750	$2,475,000	$4,950,000
Wade C. Davis	5/22/13	11/27/12				RSU; SO		—	—	—	10,351	36,866	$69.56	$1,200,011	$1,381,998
			$300,000	$1,200,000	$2,400,000
James W. Barge	—	—	$244,625	$978,500	$1,957,000	—		—	—	—	—	—	—	—	—
(1)	Date of Compensation Committee approval of employment agreement providing for the grant.
(2)	Threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if any bonus amount were earned. Performance below the 25% threshold earns a bonus amount of $0.
(3)

For PSUs, the threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if the market condition for the PSU awards is met, and the maximum award is 300% of the target award. The target number of PSUs is determined by dividing the target value of the award by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant.

(4)

The PRSUs vest in four equal annual installments and deliver, at the time of vesting, 75% to 125% of the target number of shares of Class B common stock underlying the PRSUs, depending on the achievement of company financial targets over four specified performance periods. Mr. Dauman’s target award was 1,000,000 PRSUs and Mr. Dooley’s target award was 800,000 PRSUs. The PRSU grants reported for September 11, 2013 represent the portion of the target award that is considered granted for accounting purposes upon the Compensation Committee’s approval of the specific company performance goals upon which vesting of those particular grants is conditioned.

(5)

The number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The number of stock options granted is determined using the Black-Scholes valuation method on the date of grant.

(6)

Grant date fair value assumptions are consistent with those disclosed in the Equity-Based Compensation Note to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2013. For PSUs, the grant date fair value takes into consideration the performance and/or market conditions applicable to the grant, and makes certain assumptions about the performance of our stock and that of the companies in the reference group for PSUs over the measurement period. Factors such as market volatility and/or possibility of a payout above target can cause dramatic changes in the accounting expense for PSUs. Accordingly, the expense shown in this column may be significantly higher than the value of the awards determined in accordance with the respective NEO employment agreements.

(7)

We believe it is relevant for investors’ understanding of our NEOs’ compensation to present the current value of the awards compared to the grant date fair value, which is the total accounting expense for the fiscal year 2013 awards that we will recognize over a period of years. This information is for illustrative purposes only to demonstrate the compensation the executive might realize from the awards if they were vested and settled, or for stock options, vested and exercised, using our Class B common stock price of $83.58 as of September 30, 2013. The actual market value of the awards fluctuates daily with the price of our stock. In addition, our stock options and RSUs vest over a period of four years, our PSUs have measurement periods of three or more years and our PRSUs have measurement periods of four years; therefore, none of the equity awards in the above table have actually vested.

(8)

Since PSUs have a multi-year measurement period, this table assumes that the target number of PSUs was received on September 30, 2013. The actual number of PSUs the executive will receive cannot be determined until the end of the measurement period when the market conditions applicable to the PSUs can be determined. The PRSUs vest over four performance periods. This table assumes that the minimum number of PRSUs was received on September 30, 2013 and that the non-guaranteed portion was paid at target. The actual number of PRSUs the executive will receive cannot be determined until the end of each performance period when the performance conditions applicable to the PRSUs can be determined.

42     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year End

The following table presents information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of September 30, 2013. Market value amounts are based on the closing price of our Class B common stock of $83.58 on September 30, 2013.

		Option Awards						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sumner M. Redstone	5/19/04	268,734				$47.5025	5/19/14
	7/1/04	488,609				$44.7906	7/1/14
	7/1/04	244,304				$44.7906	7/1/14
	5/29/07	245,700				$43.8600	5/29/15
	6/4/08	260,870				$35.2600	6/4/16
	6/3/09	229,008				$22.7000	6/3/17
	6/8/10	229,124	76,375	(1)		$32.5500	6/8/18
	5/25/11	131,119	131,119	(2)		$49.9500	5/25/19
	1/1/11										19,148	(3)	$1,600,390
Philippe P. Dauman	1/31/05	1,954				$47.0988	1/31/15
	1/31/06	3,171				$41.4800	1/31/16
	5/29/07	491,400				$43.8600	5/29/15
	6/4/08	521,739				$35.2600	6/4/16
	6/3/09	458,015				$22.7000	6/3/17
	4/20/10	1,500,000	500,000	(4)		$35.8700	4/20/18
	6/8/10	458,248	152,750	(1)		$32.5500	6/8/18
	5/25/11	262,238	262,238	(2)		$49.9500	5/25/19
	5/23/12	148,221	444,664	(5)		$47.2100	5/23/20
	5/22/13		460,829	(6)		$69.5600	5/22/21
	4/14/10										494,900	(7)	$41,363,742
	1/1/11										38,295	(3)	$3,200,696
	1/1/12										33,784	(8)	$2,823,667
	1/1/13										28,286	(9)	$2,364,144
Thomas E. Dooley	1/3/06	7,928				$41.5900	1/3/16
	1/31/06	3,171				$41.4800	1/31/16
	5/29/07	393,120				$43.8600	5/29/15
	6/4/08	417,391				$35.2600	6/4/16
	6/3/09	366,412				$22.7000	6/3/17
	6/2/10	1,200,000	400,000	(10)		$34.1600	6/2/18
	6/8/10	366,598	122,200	(1)		$32.5500	6/8/18
	5/25/11	209,790	209,790	(2)		$49.9500	5/25/19
	5/23/12	118,577	355,731	(5)		$47.2100	5/23/20
	5/22/13		368,664	(6)		$69.5600	5/22/21
	5/27/10										395,920	(7)	$33,090,994
	1/1/11										30,636	(3)	$2,560,557
	1/1/12										27,027	(8)	$2,258,917
	1/1/13										22,629	(9)	$1,891,332
Michael D. Fricklas	6/3/09	22,901				$22.7000	6/3/17
	6/8/10	91,650	30,550	(1)		$32.5500	6/8/18
	5/25/11	52,447	52,448	(2)		$49.9500	5/25/19
	5/23/12	29,644	88,933	(5)		$47.2100	5/23/20
	5/22/13		92,166	(6)		$69.5600	5/22/21
	6/8/10							13,825	(11)	$1,155,494
	5/25/11							18,018	(12)	$1,505,944
	5/23/12							28,596	(13)	$2,390,054
	5/22/13							25,877	(14)	$2,162,800
Wade C. Davis	6/8/10		6,110	(1)		$32.5500	6/8/18
	5/25/11		12,238	(2)		$49.9500	5/25/19
	5/23/12		25,198	(5)		$47.2100	5/23/20
	5/22/13		36,866	(6)		$69.5600	5/22/21
	6/8/10							2,765	(11)	$231,099
	5/25/11							4,204	(12)	$351,370
	5/23/12							8,103	(13)	$677,249
	5/22/13							10,351	(14)	$865,137
James W. Barge (15)		—	—		—	—	—	—		—	—		—

(1)	Remaining portion of stock option grant vests on June 8, 2014.
(2)	Remaining stock option grant vests in equal annual installments on May 25, 2014 and 2015.
(3)

Represents the threshold amount, or 25%, of the target award (target award was 76,590 PSUs in the case of Mr. Redstone, 153,179 PSUs in the case of Mr. Dauman, and 122,543 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2013 subject to satisfaction of the market criteria for the performance period.

(4)	Remaining portion of stock option grant vests on April 20, 2014.
(5)	Remaining stock option grant vests in equal annual installments on May 23, 2014, 2015 and 2016.
(6)	Stock option grant vests in equal annual installments on May 22, 2014, 2015, 2016 and 2017.

VIACOM INC.  ï  2014 Proxy Statement    43

  EXECUTIVE COMPENSATION

(7)

Represents the actual amount settled upon vesting of the third installment of the PRSUs in November 2013 based on the performance during fiscal years 2011, 2012 and 2013 resulting in a payout of 113.12%, plus 84.84% of the target award for the final installment (target award for final installment is 250,000 PRSUs in the case of Mr. Dauman and 200,000 PRSUs in the case of Mr. Dooley), which is the minimum amount that could be paid when the PRSUs vest after the end of the performance period on September 30, 2014.

(8)

Represents the threshold amount, or 25%, of the target award (target award was 135,135 PSUs in the case of Mr. Dauman and 108,108 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2014 subject to satisfaction of the market criteria for the performance period.

(9)

Represents the threshold amount, or 25%, of the target award (target award was 113,144 PSUs in the case of Mr. Dauman and 90,515 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest after the end of the performance period on December 31, 2015 subject to satisfaction of the market criteria for the performance period.

(10)	Remaining portion of stock option grant vests on June 2, 2014.
(11)	Remaining RSUs vest on June 8, 2014.
(12)	Remaining RSUs vest in equal installments on May 25, 2014 and 2015.
(13)	Remaining RSUs vest in equal installments on May 23, 2014, 2015 and 2016.
(14)	RSUs vest in equal annual installments on May 22, 2014, 2015, 2016 and 2017.
(15)

Pursuant to the terms of Mr. Barge’s employment agreement, on January 23, 2013, 28,261 unvested stock options and 13,356 unvested RSUs that would have vested in the ordinary course on or before September 30, 2013 vested and 45,340 unvested stock options and 15,888 unvested RSUs were forfeited.

44     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2013

The following table presents information on exercises of stock options and the vesting of restricted share units, performance share units and performance restricted share units held by our NEOs during fiscal year 2013.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sumner M. Redstone	390,887	$4,741,381	241,833	(2)	$12,754,272
Philippe P. Dauman	1,619,205	$72,188,250	763,789	(3)	$38,951,638
Thomas E. Dooley	1,293,801	$57,730,039	611,031	(4)	$31,161,300
Michael D. Fricklas	421,086	$9,455,075	52,190	(5)	$3,544,120
Wade C. Davis	51,777	$2,106,471	11,532	(6)	$784,369
James W. Barge	102,921	$2,348,037	13,356	(7)	$788,004
(1)

Represents the gross number of shares acquired and value received on exercise/vesting, without reduction for the number of shares (i) sold to pay the exercise price, in the case of stock options or (ii) withheld to pay applicable withholding taxes, in the case of RSUs, PSUs and PRSUs. Shares and value net of withholding are discussed in the footnotes below.

(2)

Represents the vesting of Mr. Redstone’s January 1, 2010 grant of PSUs, which represented a payout percentage of 240% (target award was 100,638 PSUs), based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $52.74. Mr. Redstone received 128,777 shares net of withholding, or $6,791,699 in value.

(3)

Represents (i) the vesting of Mr. Dauman’s January 1, 2010 grant of PSUs, which represented a payout percentage of 240% (target award was 201,275 PSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $52.74 and (ii) the vesting of the second 25% of Mr. Dauman’s April 14, 2010 grant of PRSUs (target award was 250,000 PRSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $47.99. Mr. Dauman received 379,452 shares net of withholding, or $19,351,255 in value.

(4)

Represents (i) the vesting of Mr. Dooley’s January 1, 2010 grant of PSUs, which represented a payout percentage of 240% (target award was 161,020 PSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $52.74 and (ii) the vesting of the second 25% of Mr. Dooley’s May 27, 2010 grant of PRSUs (target award was 200,000 PRSUs) based on the achievement of the performance conditions for the performance period, valued at the closing price of our Class B common stock on the date of vesting of $47.99. Mr. Dooley received 303,561 shares net of withholding, or $15,480,975 in value.

(5)

Represents (i) the vesting of the last 25% of Mr. Fricklas’ June 3, 2009 grant of 79,295 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $66.93, (ii) the vesting of the third 25% of Mr. Fricklas’ June 8, 2010 grant of 55,300 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $67.81, (iii) the vesting of the second 25% of Mr. Fricklas’ May 25, 2011 grant of 36,036 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $68.96 and (iv) the vesting of the first 25% of Mr. Fricklas’ May 23, 2012 grant of 38,128 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $69.09. Mr. Fricklas received a total of 23,096 shares net of withholding, or $1,568,447 in value.

(6)

Represents (i) the vesting of the last 25% of Mr. Davis’ June 3, 2009 grant of 15,858 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $66.93, (ii) the vesting of the third 25% of Mr. Davis’ June 8, 2010 grant of 11,060 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $67.81, (iii) the vesting of the second 25% of Mr. Davis’ May 25, 2011 grant of 8,408 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $68.96 and (iv) the vesting of the first 25% of Mr. Davis’ May 23, 2012 grant of 10,803 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $69.09. Mr. Davis received a total of 6,554 shares net of withholding, or $445,830 in value.

(7)

Represents the accelerated vesting, in connection with his termination on January 23, 2013 and in accordance with the terms of his employment agreement, of Mr. Barge’s (i) June 3, 2009 grant of 19,824 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $59.00, (ii) June 8, 2010 grant of 13,825 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $59.00, (iii) May 25, 2011 grant of 9,610 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $59.00 and (iv) May 23, 2012 grant of 10,167 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $59.00. Mr. Barge received a total of 8,500 shares net of withholding, or $501,500 in value.

VIACOM INC.  ï  2014 Proxy Statement    45

  EXECUTIVE COMPENSATION

Fiscal Year 2013 Pension Benefits

We provide pension benefits through the Viacom Pension Plan and the Viacom Excess Pension Plan. However, effective December 31, 2012, we froze the Viacom Pension Plan and, effective April 1, 2009, we terminated the accrual of benefits under the Viacom Excess Pension Plan. The table below presents certain information with respect to these plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Sumner M. Redstone	Viacom Pension Plan	7 years, 0 months	(2)	$167,175	$17,718
	Viacom Excess Pension Plan	3 years, 3 months	(2)	29,564	—

				$196,739
Philippe P. Dauman	Viacom Pension Plan	5 years, 3 months	(3)	$134,155	—
	Viacom Excess Pension Plan	1 year, 6 months	(3)	120,257	—

				$254,412
Thomas E. Dooley	Viacom Pension Plan	5 years, 3 months	(4)	$116,825	—
	Viacom Excess Pension Plan	1 year, 6 months	(4)	105,170	—

				$221,995
Michael D. Fricklas	Viacom Pension Plan	18 years, 5 months		$416,264	—
	Viacom Excess Pension Plan	14 years, 8 months		935,133	—

				$1,351,397
Wade C. Davis	Viacom Pension Plan	6 years, 2 months	(5)	$64,267	—
	Viacom Excess Pension Plan	2 years, 5 months	(5)	77,408	—

				$141,675
James W. Barge	Viacom Pension Plan	3 years, 11 months	(6)	$82,639	—
	Viacom Excess Pension Plan	0 years, 2 months	(6)	12,029	—

				$94,668
(1)

Present Value of Accumulated Benefit as of September 30, 2013 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from September 30, 2013 until age 65, but no pre-retirement mortality assumption. The present value reflects a discount rate of 5.25% and the IRS 2014 Prescribed Static Mortality Table for the Viacom Pension Plan and the Viacom Excess Pension Plan to determine the present value of the annuity payments at commencement. The Viacom Pension Plan payment form assumptions are that 70% of retirement eligible participants elect lump sums and 30% elect life annuities and that 75% of vested eligible participants elect lump sums and 25% elect life annuities. The Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A of the Code assumes a 100% single life annuity. The lump sums are determined using a 4.51% interest rate and the 2014+ IRS Applicable Mortality Table under Section 417(e) of the Code.

(2)

Mr. Redstone has participated in the Viacom Pension Plan and the Viacom Excess Pension Plan since our separation from CBS Corporation. Prior to the separation, he participated in Former Viacom’s corresponding plans (now the CBS Corporation pension plans). Mr. Redstone received credit for his years of service at Former Viacom for purposes of meeting the eligibility requirement, but not for calculating the benefit amount, for our pension plans. He began receiving required minimum distributions from the Viacom Pension Plan in April 2007 in the form of a 50% Joint and Survivor annuity.

(3)

Mr. Dauman commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dauman has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dauman’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(4)

Mr. Dooley commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dooley has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dooley’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(5)	Mr. Davis commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on November 1, 2006.
(6)	Mr. Barge commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on February 1, 2009.

46     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

The Viacom Pension Plan

The Viacom Pension Plan was frozen as of December 31, 2012. It had been established for all eligible Viacom employees who satisfied age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan (now the CBS Corporation pension plan) the liability for benefits accrued by Mr. Fricklas with respect to years of service at Former Viacom through the date of our separation from CBS Corporation, and assets allocable to those accrued benefits were also transferred to our Pension Plan based on applicable rules governing such transfers. The liabilities for Messrs. Redstone, Dauman and Dooley as a result of their years of service at Former Viacom remain under the CBS Corporation pension plans.

The Pension Plan offers optional forms of annuity payments that a participant may elect upon retirement. The single life annuity is the normal form of payment for a single participant and the 50% joint and survivor annuity is the normal form of payment for a married participant. A reduction is applied to the single life annuity benefit if an optional form is elected. The 50% joint and survivor annuity and all optional forms of payment under the Pension Plan are the actuarial equivalent of the single life annuity benefit. The Pension Plan also offers a lump-sum distribution option and allows payment of benefits at any time following termination of employment regardless of age, with reduced benefits to reflect the participant’s age if under 65. Under applicable tax rules, Mr. Redstone began receiving certain minimum required in-service distributions from the Pension Plan beginning in April 2007.

A participant’s total benefit is equal to the sum of the benefits earned on or before December 31, 2009 plus the benefits earned on or after January 1, 2010, as follows:

Benefits Accumulated On or Before December 31, 2009

As of December 31, 2009, all benefits determined under the existing benefit formula were frozen. On or before December 31, 2009, an eligible employee’s retirement benefit was calculated based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount, and using the plan formula in place, as of December 31, 2009. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment on the earlier of termination of employment or December 31, 2009. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age or December 31, 2009, if earlier. The pension plan formula as of December 31, 2009, which provides a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, was as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years).

For purposes of this benefit formula, participants in the Pension Plan receive credit for years of service credited under the Former Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley, whose benefits remained at Former Viacom.

Benefits Accumulated January 1, 2010 Through December 31, 2012

For the period January 1, 2010 through December 31, 2012, pension benefits accumulated under a benefit formula that provided a single-sum benefit payable at the normal retirement age of 65, equal to 10% of the participant’s post-2009 accumulated compensation. Accumulated compensation is the total of the participant’s eligible salary, eligible bonus, commissions and overtime from January 1, 2010 through December 31, 2012, adjusted annually during employment by a wage inflation factor. The wage inflation factor is based on the annual increase in the Social Security Wage Base, with an annual cap of 4%.

Viacom Pension Plan Frozen on December 31, 2012

The Pension Plan was frozen effective December 31, 2012. Participants as of December 31, 2012 remained entitled to the benefits already earned and have not earned additional benefits since that date.

VIACOM INC.  ï  2014 Proxy Statement    47

  EXECUTIVE COMPENSATION

The Viacom Excess Pension Plan

We established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary exceeds the IRS’s annual compensation limit. Effective April 1, 2009, we discontinued further accruals under the Excess Pension Plan.

We have assumed the liability for amounts credited for Mr. Fricklas under the Former Viacom excess pension plan through the date of the separation. The liability for Messrs. Redstone, Dauman and Dooley remains a liability of Former Viacom.

Benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limit. The overall accrued benefit for each participant was calculated as of March 31, 2009, the date we ceased accruals under the plan. The maximum amount of total compensation earned on or before March 31, 2009 that was taken into account under the Pension Plan and the Excess Pension Plan was generally limited to $750,000. In the case of Mr. Redstone, the maximum amount was limited to $375,000. Participants will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following their attainment of age 55 and will be paid in the form of an annuity.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions, in connection with the negotiation of an executive employment agreement, agreed to terms that effectively grant credit for additional years of service. See footnotes (3) and (4) to the “Fiscal Year 2013 Pension Benefits” table for a discussion of the contractual additional benefit we agreed to provide to Messrs. Dauman and Dooley in light of their years of service at Former Viacom.

48     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Fiscal Year 2013 Nonqualified Deferred Compensation

In addition to our tax-qualified 401(k) Plan, we maintain certain nonqualified deferred compensation plans. The Viacom Excess 401(k) Plans and the Viacom Bonus Deferral Plans are available to certain employees whose income exceeds certain statutory limits for the 401(k) Plan. We also previously had a program for any deferrals of base salary required under employment agreements.

In fiscal year 2013, except for Messrs. Fricklas’, Davis’ and Barge’s contributions to the Excess 401(k) Plan, none of our

NEOs participated in these plans. Messrs. Dauman and Redstone previously contributed to the Excess 401(k) Plan, Messrs. Redstone and Fricklas previously deferred a portion of their base salary under their employment agreements, and Mr. Fricklas previously deferred bonus amounts under the Bonus Deferral Plan. The table below presents, on an aggregate basis, contributions to these plans in fiscal year 2013, earnings in fiscal year 2013, and the balances in the plans as of September 30, 2013.

Name	Plan	Executive Contributions in FY 2013 ($) (1)	Company Contributions in FY 2013 ($) (2)	Aggregate Earnings in FY 2013 ($) (3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 9/30/13 ($)
Sumner M. Redstone	Excess 401(k)	–	–	$9,682		–	$114,286
	Salary Deferral	–	–	26,029,480	(4)	–	40,382,441	(5)

		–	–	$26,039,162		–	$40,496,727
Philippe P. Dauman	Excess 401(k)	–	–	$157,633		–	$684,274
Thomas E. Dooley	–	–	–	–		–	–
Michael D. Fricklas	Excess 401(k)	$61,950	$8,575	$626,020		–	$3,566,917
	Salary Deferral	–	–	131,912		–	832,053
	Bonus Deferral	–	–	183,360		–	1,156,570

		$61,950	$8,575	$941,292		–	$5,555,540
Wade C. Davis	Excess 401(k)	$153,673	$13,417	$171,443		–	$1,212,376
James W. Barge	Excess 401(k)	$15,807	$–	$35,015		–	$298,913
(1)

Amounts represent contributions under our Excess 401(k) Plan for Designated Senior Executives. These amounts are included in Mr. Fricklas’, Mr. Davis’ and Mr. Barge’s salary in the Fiscal Year 2013 Summary Compensation Table.

(2)

Amounts represent company match under the Excess 401(k) Plan for Designated Senior Executives. These amounts are included in Mr. Fricklas’ and Mr. Davis’ “All Other Compensation” in the Fiscal Year 2013 Summary Compensation Table.

(3)

Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. Amounts are net of deductions for annual fees. Since these amounts are not preferential, they are not included in the Fiscal Year 2013 Summary Compensation Table.

(4)

On September 27, 2006, Mr. Redstone converted the $9,439,918 balance of his deferred salary compensation account to SOEs of equal value that have an exercise price of $37.55 (which was the closing price of our Class B common stock on that date) and an eight-year term, and vested in equal annual installments over four years. In accordance with his employment agreement, Mr. Redstone continued to defer his base salary through December 31, 2006. This amount reflects (i) the net earnings in fiscal year 2013 on amounts previously deferred under this account of $8,971 and (ii) the increase in fiscal year 2013 in the intrinsic value of the SOEs of $26,020,509. On September 30, 2012, the SOEs had an intrinsic value of $13,916,938, and on September 30, 2013, the SOEs had an intrinsic value of $39,937,448.

(5)	Includes the intrinsic value of the SOEs on September 30, 2013 of $39,937,448.

The Viacom Excess 401(k) Plans

We have established Excess 401(k) Plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary exceeds the annual compensation limit set forth in the Code. For calendar year 2013, the compensation limit for the tax-qualified 401(k) Plan was $255,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A participant may elect to defer between 1% and 15% of eligible compensation on a before-tax basis. Eligible compensation for Excess 401(k) Plan participants is, in general, a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation or cash bonuses under our STIP. Deferrals to the Excess 401(k) Plans begin once Code limits have been reached in the tax-qualified 401(k) Plan.

In fiscal year 2013, we matched 100% of the first 1% and 50% of the next 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the Excess 401(k) Plans in the aggregate for any participant were subject to an eligible compensation limit of $500,000. Participants become fully vested in the matching contribution after two years of service. Participant accounts under the Excess 401(k) Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for

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  EXECUTIVE COMPENSATION

amounts contributed to the qualified 401(k) Plan. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of our separation from CBS Corporation for our NEOs who participated in the Former Viacom excess 401(k) plans, except for Mr. Redstone, for whom we assumed 50% of the liability.

The Bonus Deferral Plans

Our Bonus Deferral Plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the Excess 401(k) Plans (whose annual base salary exceeds the annual compensation limit applicable to the tax-qualified 401(k) Plan). A participant can elect before the end of each fiscal year to defer a portion (from 1% to 15%) of his or her annual bonus amount earned during the next succeeding fiscal year. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s bonus deferral. Participant accounts under the Bonus Deferral Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the Bonus Deferral Plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the separation for our NEOs who participated in the Former Viacom bonus deferral plan.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans

The vested portion of each participant’s accounts in the Excess 401(k) Plans and the Bonus Deferral Plans is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans.

For amounts earned, deferred and vested prior to January 1, 2005, participants elected to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If no election is made, a participant is deemed to have elected a lump sum payment in January of the year following termination of employment. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of

10%, and the total of all designated percentages must be equal to 100%. For all amounts earned, deferred and vested prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment.

For amounts earned, deferred or vested after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or six months following termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A of the Code may receive a withdrawal of all or part of the vested portion of his or her accounts in the Excess 401(k) Plans and/or the Bonus Deferral Plans to the extent permitted under Section 409A of the Code.

The Deferred Compensation Plan

This plan was established for employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan, except that, as discussed in footnote (4) to the “Fiscal Year 2013 Nonqualified Deferred Compensation” table, Mr. Redstone’s account is indexed to stock option equivalents effective September 27, 2006. We do not make matching contributions in the deferred compensation plan. Payment of amounts accrued under the deferred compensation plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies. We have assumed the liability for amounts credited under the Former Viacom deferred compensation plan through the date of the separation for our NEOs who participated in the plan.

50     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change-In-Control

Overview

Our employment agreements and certain of our plans require us to provide compensation and other benefits to our NEOs if their employment terminates under certain circumstances. Specifically:

•	we generally limit cash severance to 2x or 3x annual base salary and bonus amount;
•	we do not have any “single trigger” plans or other arrangements that provide for benefits, payments or accelerated vesting of equity awards solely upon a change-in-control; and

•	our employment agreements specify that we may terminate the executive with or without “cause” and define certain events that may permit the executive to resign for “good reason.”

The following table summarizes our general approach to contractual severance upon the occurrence of various events. Individual NEO employment agreements may contain variations to the general approach. See “Specific Employment Agreement Provisions” below for additional detail.

	Cash Severance	Unvested Equity Awards	Vested Equity Awards	Other Benefits	Accrued Benefits (1)
Termination for “Cause” or Resignation without “Good Reason”	None	Forfeited	Stock options forfeited if termination “for cause” and generally exercisable for a set time if resignation without “good reason”	None, except as required by law. Retiree medical if certain conditions met	Payable through date of termination
Termination without “Cause” or Resignation for “Good Reason”	Generally capped at 2x or 3x base and bonus. Benefits may be reduced if less than 2 years remain in contract (2)	Generally accelerated vesting of at least a portion of awards	Stock options generally exercisable for a set time	Company-paid health and welfare and life insurance benefits for a set period. Retiree medical possible	Payable through date of termination/ resignation
Retirement	None	Stock options and RSUs forfeited; Retirement date last day of PSU measurement period	Stock options generally exercisable for 3 years	Retiree medical if certain conditions met	Payable through date of retirement
Death	None	Varies	Stock options generally exercisable for a set time	Life insurance at specified amounts paid by our insurer	Payable through date of death
Long-term Disability	None	Varies	Stock options generally exercisable for a set time	Long-term disability amounts paid (3)	Payable through date of disability
(1)

Reflects accrued salary and bonus amounts, retirement plan obligations and other accrued amounts that were fully earned and vested, and not otherwise forfeited, as of the executive’s termination date. Certain of these accrued obligations are discussed in the “Fiscal Year 2013 Pension Benefits” and “Fiscal Year 2013 Nonqualified Deferred Compensation” tables.

(2)	Except for Mr. Redstone, who does not have cash severance benefits.
(3)	See “Disability Benefits” below for additional detail.

Specific Employment Agreement Provisions as of September 30, 2013

Termination Without “Cause” or Resignation for “Good Reason”

Cash Severance

•	Redstone: No cash severance benefits.

•

Dauman and Dooley: Capped at 3x base salary and bonus amount, unless less than three years remain under the executive’s employment agreement, in which case the capped severance amount will be reduced by a maximum of 67% according to a specified formula.

•	Fricklas and Davis: Subject to an overall cap of 2x base salary and bonus amount, salary payable at specified rate for the longer of 1 year or the end of term of employment and annual bonus or pro-rated bonus amount (as applicable) payable at the lesser of target amount or corporate multiplier if under 100% through the end of term of employment.

•

Offset: The company has the right to offset severance payable to Mr. Fricklas and Mr. Davis with respect to periods following 12 months after termination to the extent they are receiving other compensation for their services.

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  EXECUTIVE COMPENSATION

Unvested Equity Awards

•

Redstone, Dauman and Dooley: Outstanding PSUs will be paid out and the date of termination will be deemed the last day of the applicable three-year measurement period for purposes of calculating the payout received.

•

Redstone: Unvested stock options and stock option equivalents credited to his deferred compensation account will vest, and stock options will remain exercisable for three years (or until their expiration date, if earlier).

•	Dauman and Dooley: All unvested stock options will vest and remain exercisable for three years (or until their expiration date, if earlier). All unvested target PRSU awards and RSUs will vest.

•

Fricklas: Unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will vest.

•

Davis: Unvested stock options that would have vested during the contract term will vest and remain exercisable for six months (or until their expiration date, if earlier). Unvested RSUs that would have vested during the contract term will vest.

Vested Equity Awards

•	Redstone, Dauman and Dooley: Vested stock options will remain exercisable for three years (or until their expiration date, if earlier).

•	Fricklas: Vested stock options will remain exercisable for 12 months (or until their expiration date, if earlier).

•	Davis: Vested stock options will remain exercisable for 6 months (or until their expiration date, if earlier).

Termination due to Death or Permanent Disability

Unvested Equity Awards

•

Redstone, Dauman and Dooley: Outstanding PSUs will be paid out and the date of termination for death/long-term incapacity will be deemed the last day of the applicable three-year measurement period for purposes of calculating the payout received.

•

Redstone: Unvested stock options and stock option equivalents credited to his deferred compensation account will vest, and stock options will remain exercisable for three years (or until their expiration date, if earlier).

•	Dauman and Dooley: Unvested stock options will vest and remain exercisable for three years (or until their expiration date, if earlier). All unvested target PRSU awards and RSUs will vest.

•	Fricklas: If due to disability, unvested stock options that would have vested during the contract term will vest and remain exercisable for 12 months (or until their expiration date, if earlier), and unvested RSUs that would have vested during the contract term will vest. Vesting of stock options and RSUs is not accelerated if his employment terminates due to death.

•	Davis: Unvested stock options and RSUs will be forfeited.

Vested Equity Awards

•

Redstone, Fricklas and Davis: Vested stock options will remain exercisable for two years, in the event of death, and three years, in the event of permanent disability (or, in each case, until their expiration date, if earlier).

•	Dauman and Dooley: Vested stock options will remain exercisable for three years (or until their expiration date, if earlier).

Pension Benefits

Entitlement to pension benefits is described under the heading “Fiscal Year 2013 Pension Benefits.”

52     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Potential Payments Upon Termination Without “Cause” or Resignation for “Good Reason”

The following table sets forth cash amounts (other than accrued amounts) that an NEO would have received from the company if a termination without “cause” or resignation for “good reason” occurred effective September 30, 2013. Any actual amounts these executives may receive would vary depending on any actual date of termination or resignation. In addition, the excise tax gross-up component discussed in footnote (4) could only have been triggered under very specific circumstances related to termination of employment in connection with a change in control.

	Payable by Viacom
NEO	Salary (other than accrued amounts) (1)	Bonus (other than accrued amounts) (1)	Benefits (2)	Interest on Payments Delayed under 409A (3)	Total
Sumner M. Redstone	—	—	—	—	—
Philippe P. Dauman (4)	$10,500,000	$36,000,000	$979,482	$1,902,968	$49,382,450
Thomas E. Dooley (4)	$7,500,000	$28,500,000	$766,081	$1,470,144	$38,236,225
Michael D. Fricklas	$2,575,000	$4,950,000	$77,441	—	$7,602,441
Wade C. Davis	$2,400,000	$2,400,000	—	—	$4,800,000
James W. Barge (5)	$1,223,125	$978,500	$5,667	—	$2,207,292
(1)

Cash severance capped under employment agreement at, in the case of Messrs. Dauman and Dooley, three times, and in the case of Messrs. Fricklas, Davis and Barge, two times, base salary and bonus in effect on the date of termination. Amounts are reduced if less than 3 years or 2 years, respectively, remain on the employment agreement.

(2)	Continuation of health and welfare benefits, life insurance premiums and, for Messrs. Dauman and Dooley, office space and secretary, assuming current rates.
(3)	Assumes an interest rate of 6.875%.
(4)

Under the terms of the employment agreements for Messrs. Dauman and Dooley, we would have had to pay their excise tax (including a gross-up payment) if their termination without “cause” or resignation for “good reason” was as a result of a change-in-control that occurred on or before (or for which a contract was executed on or before) December 31, 2013 and would have resulted in payments upon which an excise tax under Sections 4999 and 280G of the Internal Revenue Code would have been imposed. As of September 30, 2013, under the Code, any termination or resignation as a result of a change in control would not have resulted in any payments upon which an excise tax would have been imposed. An excise tax gross-up payment was never triggered, and the provision no longer has any force. See “Former Potential Excise Tax Gross-Up” below for more information.

(5)

Amounts shown for Mr. Barge include amounts paid and accrued in fiscal year 2013. In connection with his departure from the company, Mr. Barge was entitled to receive his salary through December 31, 2013 and his bonus for fiscal year 2013.

The following table sets forth the market value of outstanding equity awards that would have accelerated in connection with a termination without “cause” or resignation for “good reason” effective September 30, 2013, assuming the Class B shares underlying the awards were sold on September 30, 2013. The table assumes that September 30, 2013 was the last day of the measurement period for all PSUs, and values RSUs as of that date. Accelerated PRSUs are calculated at target. The closing price of our Class B common stock on September 30, 2013 was $83.58.

NEO	Market Value of Accelerated Equity Awards
Sumner M. Redstone (1)	$26,049,687
Philippe P. Dauman	$176,988,466
Thomas E. Dooley	$142,282,603
Michael D. Fricklas	$14,199,933
Wade C. Davis	$3,059,226
James W. Barge	$—
(1)	Mr. Redstone’s employment agreement does not include a concept of “good reason.” The amount indicated reflects termination of his employment without “cause” as defined in the LTMIP.

Other Important Employment Agreement Provisions

Definition of “Cause”

Mr. Redstone’s employment agreement does not contain a definition of “cause.” The standard applicable to him with respect to his outstanding equity grants would be the definition of “cause” contained in the LTMIP. This definition is generally consistent with the definition in the employment agreements for Messrs. Fricklas and Davis, except that the LTMIP definition does not include a notice requirement or a cure period.

Under the terms of the employment agreements for Messrs. Dauman and Dooley, we generally would have “cause” to terminate employment in any of the following circumstances: (i) engaging in intentional acts of material fraud against Viacom; (ii) engaging in willful malfeasance that has a material adverse effect on Viacom; (iii) substantial and continual refusal to perform his duties, responsibilities or obligations as our President and CEO or Senior Executive Vice President and

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  EXECUTIVE COMPENSATION

Chief Operating Officer, respectively; (iv) conviction of a felony or entering a plea of nolo contendere to a felony charge; (v) willful violation of any Viacom policy generally applicable to employees or officers, including policies concerning insider trading or sexual harassment, or our code of conduct, where he knew or should have known that the violation could reasonably be expected to result in a material adverse effect on Viacom; (vi) making of certain unauthorized disclosures of trade secrets or other confidential information; (vii) willful failure to cooperate with an internal investigation or with a regulatory or law enforcement investigation of Viacom after being instructed by the Board to cooperate; (viii) willful destruction or intentional failure to preserve documents or other material known by him to be relevant to an investigation; or (ix) willful inducement of others to fail to cooperate in any investigation. We are required to notify Messrs. Dauman and Dooley within 30 days after any event that constitutes “cause” comes to the attention of one of our executive officers, and in general, they have 30 days after receiving notice to cure the event.

Under the employment agreements of each of Mr. Fricklas and Mr. Davis, we generally would have “cause” to terminate employment in any of the following circumstances:

(i) engaging in embezzlement, fraud or other conduct that would constitute a felony; (ii) engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving Viacom, (iii) engaging in the willful unauthorized disclosure of confidential information; (iv) failure to obey a material lawful directive that was appropriate to his position from an executive or executives in his reporting line; (v) committing a material breach of his employment agreement; (vi) failure (except in the event of disability) or refusal to substantially perform material obligations under his employment agreement; (vii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (viii) willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or (ix) willful inducement of others to engage in the conduct described in subparagraphs (i) through (viii) above or to otherwise breach their obligations to Viacom. We are required to notify the executive after any event that constitutes “cause” before terminating his employment, and in general he has 10 business days after receiving notice to cure the event.

Resignation for “Good Reason”

Mr. Redstone’s employment agreement does not include a provision on resignation for “good reason.”

Our employment agreements for Messrs. Dauman and Dooley provide that the executive would have “good reason” to terminate employment in any of the following circumstances: (i) if we assign duties inconsistent with his current positions, duties or responsibilities or if we change the parties to whom he reports; (ii) if we remove him from, or fail to re-elect him to, his position; (iii) if he is removed from, or not re-elected to, the Board of Directors; (iv) if we reduce his salary, target annual bonus or other compensation levels; (v) if we require him to be based anywhere other than the New York metropolitan area; or (vi) if we breach any of our obligations under the employment agreement. Messrs. Dauman and Dooley generally are required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes “good reason,” and in general we have 30 days to cure the event.

Each of Messrs. Fricklas and Davis generally would have “good reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position or duties; (ii) if we withdraw material portions of his duties; (iii) if we materially breach our material obligations under his employment agreement; or (iv) with respect to Mr. Fricklas, if his position is relocated outside the New York City metropolitan area. The executives generally are required to notify us within 30 days after the occurrence of any event that constitutes “good reason,” and in general we have 30 business days to cure the event.

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of our NEOs to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “cause” or resignation for “good reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. In some cases, Viacom may offset continuing compensation.

The employment agreements for each of the NEOs other than Mr. Redstone also contain covenants regarding cooperation in litigation proceedings and non-disparagement, covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works.

54     VIACOM INC.   ï  2014 Proxy Statement

  EXECUTIVE COMPENSATION

Disability Benefits

In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target annual bonus payable, Messrs. Dauman and Dooley would receive their full salary while participating in our short-term disability program (which we self-insure and would therefore pay), and then payments would be made by our long-term disability insurer up to a maximum amount per month until age 65. In addition to any accrued benefits and target annual bonus payable, Messrs. Redstone, Fricklas and Davis would participate in our short-term disability program on the same basis as any other employee, earning 100% of salary for the first 13 weeks of participation in the short-term disability program and 80% of salary for the second 13 weeks. Messrs. Fricklas and Davis would receive payments from our long-term disability insurer up to a maximum amount per month, until age 65.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Code. As a result, without triggering adverse consequences, we cannot make payments of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment, subject to certain exceptions. We have agreed to delay the payment of any amounts required to be delayed for six months until we are permitted to make payment without triggering adverse consequences under Section 409A, and, in the case of Messrs. Dauman and Dooley, to pay interest on the amounts as to which payment was delayed at our highest borrowing rate in effect on the termination date.

Former Potential Excise Tax Gross-Up

If Viacom had experienced a change-in-control contemplated by Section 280G of the Code on or before December 31, 2013 (or for which a contract had been executed on or before December 31, 2013), and if the employment of Messrs. Dauman or Dooley had terminated, or if they had resigned for good reason, on or before December 31, 2013 in connection with the change-in-control, certain of the payments or benefits we could have owed to Messrs. Dauman and Dooley might have been subject to an excise tax under Section 4999 of the Code. Under their employment agreements, we would have been obligated to pay directly or reimburse them for any such excise tax (including interest and penalties) that was imposed and to make an additional cash payment (a “gross-up”

payment) that would have placed them in the same after-tax economic position that they would have been in if the payment or benefit had not been subject to the excise tax. As of September 30, 2013, under the Code, any such termination or resignation as a result of a change-in-control would not have resulted in any payments upon which an excise tax would have been imposed. An excise tax gross-up payment was never triggered, and the provision no longer has any force. Our calculations assumed that no amounts owed would be discounted as attributable to reasonable compensation and did not attribute any value to their agreement to a non-competition or any other restrictive covenants.

VIACOM INC.  ï  2014 Proxy Statement    55

  EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

During fiscal year 2013, we granted equity awards to employees under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated effective January 1, 2011, and to Outside Directors under the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated effective January 17, 2013. The Viacom Inc. 2011 Stock Option Plan for Outside Directors was amended by our Board on January 17, 2013 to provide that Outside Directors would no longer receive annual grants of stock options. The director plans continue to use a single share reserve.

The following table sets forth certain information as of September 30, 2013 concerning the shares of Class B common stock authorized for issuance under these equity compensation plans. No shares of Class A common stock are authorized for issuance under the plans. As of September 30, 2013, we had no equity compensation plans under which shares may be issued that have not been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
LTMIP	25,603,312	(1)	$42.88	25,344,075	(2)
Director Plans	260,523	(3)	$39.39	369,928	(4)
Total	25,863,835		$42.85	25,714,003
(1)

Includes, as of September 30, 2013, 4,350,559 shares reserved for issuance upon settlement of outstanding RSUs, PSUs and PRSUs. Assumes PSU and PRSU awards are paid at target, except for awards for which the measurement period has been completed.

(2)	Reflects, as of September 30, 2013, shares reserved for future grants of stock options, RSUs, PSUs, PRSUs and/or other equity awards.
(3)	Includes, as of September 30, 2013, 71,390 shares reserved for issuance upon settlement of outstanding RSUs.
(4)	Reflects, as of September 30, 2013, shares reserved for future grants of stock options and RSUs.

56     VIACOM INC.   ï  2014 Proxy Statement

  ITEM 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

ITEM 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this proxy statement. We are providing this advisory vote triennially pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders of Viacom Inc. (“Viacom”) approve, on an advisory basis, the compensation of Viacom’s named executive officers, as disclosed in Viacom’s Proxy Statement for the 2014 Annual Meeting of Stockholders under the heading “Executive Compensation.””

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

We will provide the next triennial advisory vote on the compensation of our NEOs at our 2017 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval of the compensation of our NEOs.

VIACOM INC.  ï  2014 Proxy Statement    57

  REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Viacom and the audit of Viacom’s consolidated financial statements. The Audit Committee also assists the Board’s oversight of:

•	the accounting and financial reporting process of Viacom, and the audits of Viacom’s financial statements, including the quality and integrity of Viacom’s financial statements and related disclosures;

•	Viacom’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Viacom’s internal audit function and independent auditor.

Under the Charter, the Audit Committee’s authorities and duties include, among other things:

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Committee, including reviewing with the independent auditor the scope, planning and staffing of the annual audit, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing Viacom’s annual audited financial statements, quarterly financial statements and earnings releases with management and its independent auditor;

•	reviewing our risk assessment and risk management processes;

•	reviewing the internal audit function’s organization, responsibilities, audit plan, results, budget and staffing;

•	reviewing with management, the internal auditor and the independent auditor the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures; and

•	reviewing with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including Viacom’s critical accounting policies, certain communications between the independent auditor and management, and the independence and qualifications of the independent auditor.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an integrated audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. GAAP and the effectiveness of the company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), Viacom’s audited consolidated financial statements for the fiscal year ended September 30, 2013 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

MEMBERS OF THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair

Cristiana Falcone Sorrell (beginning March 21, 2013)

Charles E. Phillips, Jr.

Frederic V. Salerno

58     VIACOM INC.   ï  2014 Proxy Statement

  SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in fiscal year 2013 were pre-approved by either our full Audit Committee or the Chair of the Audit Committee. Under our pre-approval policies and procedures in effect during fiscal year 2013, the Audit Committee Chair was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee receives reports on the engagements approved by the Chair pursuant to this delegation.

PwC Fees

The following table presents the fees paid by Viacom and its subsidiaries for services rendered by PwC for the fiscal years ended September 30, 2013 and September 30, 2012.

	FY 2013	FY 2012
Audit Fees (1)	$12,332,000	$12,004,225
Audit-Related Fees (2)	1,124,000	1,020,014
Tax Fees (3)	399,000	278,997
All Other Fees (4)	5,400	7,200
Total	$13,860,400	$13,310,436
(1)

Represents audit fees billed for each of fiscal years 2013 and 2012. Audit fees in fiscal years 2013 and 2012 reflect the audit of our financial statements, statutory audits and services provided in connection with our debt offerings, comfort letters and SEC filings.

(2)

Represents audit-related fees billed in each of fiscal years 2013 and 2012. Audit-related fees in fiscal years 2013 and 2012 principally related to services in connection with changes in accounting standards and technical requirements, compliance services, agreed upon procedures, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems.

(3)	Represents tax fees billed in each of fiscal years 2013 and 2012. Tax fees in fiscal years 2013 and 2012 principally related to domestic and international tax compliance and other consulting services.
(4)	Represents all other fees billed in each of fiscal years 2013 and 2012. All other fees in fiscal years 2013 and 2012 principally related to PwC reference materials and tools.

VIACOM INC.  ï  2014 Proxy Statement    59

  ITEM 3 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

ITEM 3 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent auditor of our consolidated financial statements for our fiscal year ending September 30, 2014, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for our fiscal year ending September 30, 2014, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2014, unless the stockholder gives instructions to the contrary.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for our fiscal year 2014.

60     VIACOM INC.   ï  2014 Proxy Statement

  OTHER MATTERS

OTHER MATTERS

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2015 Annual Meeting of Stockholders, such proposals must be received on or before September 27, 2014 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, with financial statements and schedules thereto, will be made available at http://proxymaterials.viacom.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. These materials are also available on our website at www.viacom.com.

VIACOM INC.  ï  2014 Proxy Statement    61

VIACOM INC. 1515 BROADWAY NEW YORK, NY 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on March 17, 2014 (by March 12, 2014 for 401(k) plan participants).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on March 16, 2014 (March 12, 2014 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on March 16, 2014 (March 12, 2014 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce our use of paper and other resources, you can consent to receive all future Viacom stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M65170-P45705 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VIACOM INC. The Board recommends a vote FOR items 1, 2 and 3.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	The election of 13 directors:	☐	☐	☐

Nominees:
01)	George S. Abrams	08)	Deborah Norville
02)	Philippe P. Dauman	09)	Charles E. Phillips, Jr.
03)	Thomas E. Dooley	10)	Shari Redstone
04)	Cristiana Falcone Sorrell	11)	Sumner M. Redstone
05)	Alan C. Greenberg	12)	Frederic V. Salerno
06)	Robert K. Kraft	13)	William Schwartz
07)	Blythe J. McGarvie

			For	Against	Abstain

2.

The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Viacom Inc., as described in the “Executive Compensation” section of the 2014 Proxy Statement.

			☐	☐	☐

3.		The ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor of Viacom Inc. for fiscal year 2014.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐		Yes	No

MATERIALS ELECTION

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive future proxy materials by mail, at no cost to you.

	☐	Please indicate if you plan to attend this meeting. If you check “yes”, an admission ticket will be sent to you. Please sign, date and return this proxy card in the enclosed postage prepaid envelope.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, Fiscal Year 2013 Annual Report on Form 10-K and Stockholder Letter are available at http://proxymaterials.viacom.com.

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M65171-P45705

VIACOM INC.

1515 Broadway

New York, New York 10036

2014 Annual Meeting Proxy Card

P R O X Y

The undersigned hereby appoints PHILIPPE P. DAUMAN and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the 2014 Annual Meeting of Stockholders to be held on Monday, March 17, 2014 at Paramount Pictures located at 5555 Melrose Avenue, Hollywood, California, beginning at 4:00 p.m., Pacific Daylight Time, and at any adjournments or postponements thereof, on the items of business set forth on the reverse side as more fully described in the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR each of items 1, 2 and 3. Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR items 1, 2 and 3. The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on March 12, 2014 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Viacom Inc. c/o Broadridge 51 Mercedes Way Edgewood, NY 11717